UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

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FNCB Bancorp, Inc.

(Name of Registrant as Specified in Its Charter)

____________________________________________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FNCB BANCORP, INC.

102 East Drinker Street

Dunmore, Pennsylvania 18512

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholders:

FNCB Bancorp, Inc., a Pennsylvania corporation (“FNCB”), will hold an Annual Meeting of Shareholders at FNCB Bank’s (the “Bank”) Exeter Branch Office located at 1625 Wyoming Avenue, Exeter, Pennsylvania 18643, on May 16, 2018 at 9:00 A.M. Eastern Time, for the following purposes:

1.	Election of Directors. Election of four (4) directors to the Board of Directors for three-year terms expiring in 2021;

2.	Advisory Vote on Compensation. A non-binding vote regarding the compensation of FNCB’s named executive officers;

3.	Advisory Vote on Frequency. A non-binding vote on the frequency of future advisory votes on executive compensation;

4.	Ratification of Auditors. Ratification of the appointment of Baker Tilly Virchow Krause, LLP as FNCB’s independent registered public accounting firm for the year ending December 31, 2018; and

5.	Other Business. Other business that may properly come before the annual meeting and any adjournment or postponement of the meeting.

The Board of Directors of FNCB set the close of business on April 6, 2018, as the Record Date for the annual meeting. This means that only FNCB shareholders of record at such date are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the meeting.

Your vote is important. Whether or not you plan to attend the annual meeting, you are encouraged to promptly vote your shares by one of the following methods: (1) by telephone using the toll-free number provided in the instructions; (2) the Internet; or (3) the enclosed proxy in the postage paid envelope provided. If you plan to attend the annual meeting, and if you so choose, you may vote your shares in person at the meeting. If you hold shares through a broker, trust, bank or other nominee holder, please complete the voting instructions of that broker or custodian. Brokers may not vote your shares on the election of directors, the advisory vote on the compensation of FNCB’s named executive officers, or the advisory vote on frequency of future advisory votes on executive compensation, unless you provide your nominee with specific instructions as to how to vote your shares. Please vote your shares so your vote can be counted.

We urge you to read the enclosed proxy statement carefully so you will have information about the business to come before the meeting or any adjournment or postponement of the meeting. Please refer to the attached proxy statement and the 2017 Annual Report to Shareholders. You may obtain a copy of this Proxy Statement and the Annual Report on Form 10-K including the financial statements and exhibits for the 2017 fiscal year at no cost on our website at www.fncb.com/investorrelations.

By Order of the Board of Directors,

/s/ Dominick L. DeNaples

Dominick L. DeNaples, Chairman

Dunmore, Pennsylvania

April 17, 2018

PROXY STATEMENT

FREQUENTLY ASKED QUESTIONS AND ANSWERS

Who is entitled to vote?

Only those shareholders who held their shares of record as of the close of business on April 6, 2018, the Record Date, are entitled to vote. As of April 6, 2018, there were 16,767,248 shares of FNCB’s common stock outstanding and entitled to vote. Each of FNCB’s shareholders on the Record Date is entitled to one vote per share.

How do I vote?

If you are a shareholder of record as of April 6, 2018, you may vote your shares by using one of four methods: mail, via the internet, telephone or in person. (See instructions on the proxy card).

How does discretionary authority apply?

If you are a shareholder of record and vote by proxy but make no specification how to vote your shares on your proxy card that you have otherwise properly executed, the proxy holders will vote the shares represented by your proxy by voting FOR each of the proposals listed on the proxy card.

Is my vote confidential?

Yes. Only the Judge of Election, the proxy holders and the transfer agent will have access to your proxy. All comments will remain confidential unless you ask that your name be disclosed.

Who will count the votes?

A representative from Broadridge Financial Solutions, Inc., will tabulate the votes and act as Judge of Election.

What does it mean if I receive more than one proxy?

Your shares are probably registered in more than one name or are held in more than one account. Vote all proxies to ensure that all your shares are voted.

What constitutes a quorum?

As of April 6, 2018, 16,767,248 shares of common stock were outstanding and entitled to vote. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast, constitutes a quorum for the transaction of business at the annual meeting. If you vote by proxy or in person, you will be considered part of the quorum.

What percentage of stock do the directors and officers own?

As of April 6, 2018, the record date, approximately 16.52% of FNCB’s common stock was owned by our directors and executive officers as a group. (See page 8 of the proxy statement for more details).

What are the solicitation expenses?

FNCB has retained Broadridge Financial Solutions, Inc, of Newark, New Jersey to assist in the distribution of proxy materials and solicitation of votes, and will act as the Judge of Election. The estimated fee to provide these services is $17,400 plus out-of-pocket expenses.

Who is the largest principal shareholder?

The largest principal shareholder of FNCB as of April 6, 2018 is Louis A. DeNaples. (See page 8 of the proxy statement for more details).

How many votes are needed to approve each proposal and what are the effects of abstentions or broker non-votes on the voting results?

Proposal Number	Item	Vote Required for Approval of Each Item	Abstentions*	Uninstructed Shares/Effect of Broker Non-votes	Signed but Unmarked Proxy Cards
1	Election of Directors	Plurality	No effect	Not voted/No effect	Voted “for”
2	Advisory Vote for Say-on-Pay	Majority of votes cast	No effect	Not voted/No effect	Voted “for”
3	Advisory Vote for Say-on-Frequency	Majority of votes cast	No effect	Not voted/No effect	Voted “for” a frequency of 1 year
4	Ratification of Baker Tilly Virchow Krause, LLP as FNCB’s independent registered public accounting firm for the year ending December 31, 2018	Majority of votes cast	No effect	Discretionary vote by Broker	Voted “for”

* Abstentions are included in determining whether a quorum is present.

FNCB Bancorp, Inc.

102 E. Drinker Street

Dunmore, PA 18512

PROXY STATEMENT

FOR THE 2018 ANNUAL MEETING OF SHAREHOLDERS,

to be held on May 16, 2018

GENERAL INFORMATION

Date, Time and Place of Annual Meeting

This proxy statement is being furnished as part of the solicitation of proxies by the Board of Directors (the “Board”) of FNCB Bancorp, Inc. (“FNCB”), a Pennsylvania business corporation and registered bank holding company, to be voted at FNCB’s 2018 annual meeting of shareholders (“annual meeting”). The annual meeting will be held at FNCB Bank’s (the “Bank”) Exeter Branch Office, 1625 Wyoming Avenue, Exeter, Pennsylvania 18643 on Wednesday, May 16, 2018 at 9:00 a.m., prevailing time. All inquiries regarding the annual meeting should be directed to Joseph Coccia, Secretary of FNCB. This proxy statement and the enclosed form of proxy are first being sent to shareholders of FNCB on or about April 17, 2018.

Internet Availability of Proxy Materials

The proxy materials relating to the 2018 annual meeting and the 2017 Annual Report on Form 10-K are available free of charge on the Internet. Please go to www.fncb.com/investorrelations to view and obtain the materials online.

Purpose of the Annual Meeting

 At the annual meeting, shareholders will be requested:

●	to elect four (4) directors to the Board of Directors for terms expiring in 2021 and until their successors are duly elected and qualified;

●	to hold an advisory vote on the compensation of FNCB’s named executive officers;

●	to hold an advisory vote on the frequency of solicitation of an advisory shareholder vote on the compensation of FNCB’s named executive officers;

●	to ratify the appointment of Baker Tilly Virchow Krause, LLP as FNCB’s independent registered public accounting firm for the year ended December 31, 2018; and

●	to transact any other business properly presented at the annual meeting and any adjournment or postponement of the meeting.

We have not authorized anyone to provide you with information about FNCB; therefore, you should rely only on the information contained in this document or on documents to which we refer you. Although we believe we have provided you with all the information helpful to you in your decision to vote, events may occur at FNCB after printing this proxy statement that might affect your decision or the value of your stock.

Record Date, Quorum and Voting Rights

FNCB’s Board has fixed April 6, 2018 as the Record Date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting. On the Record Date, FNCB had 16,767,248 shares of common stock, par value $1.25 per share (the “common stock”), outstanding and entitled to vote, held by approximately 1,798 shareholders. FNCB’s common stock is the only authorized class of stock entitled to vote.

Under Pennsylvania law and FNCB’s bylaws, the presence of a quorum, in person or by proxy, is required for each matter to be acted upon at the annual meeting. The presence, in person or by proxy, of a majority of the shares of common stock entitled to vote at the annual meeting, constitutes a quorum for the transaction of business at the annual meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum. A “broker non-vote” results on a matter when your broker or nominee returns a proxy but does not vote on a proposal because it does not have discretionary authority to vote on that proposal and has not received voting instructions from you. We believe that your broker or nominee only has discretionary voting power with respect to the proposal regarding the ratification of the appointment of the independent registered public accounting firm for 2018.

Each holder of common stock is entitled to one vote, in person or by proxy, for each share of common stock held in his or her name in FNCB’s books as of the Record Date. If your shares are held in an account at a bank, brokerage firm, broker-dealer or other similar organization, then you are a beneficial owner of shares held in “street name.” In that case, you will have received these proxy materials from that organization holding your account and, as a beneficial owner, you have the right to instruct your broker, bank, trustee, or nominee how to vote the shares held in your account. If no voting instructions are given, your broker or nominee has discretionary authority to vote your shares on your behalf on routine matters. If you hold your shares in “street name” through a broker, trust, bank or other nominee, your nominee holder may not be able to vote your shares on the proposal to elect directors, the advisory vote on the compensation of FNCB’s named executive officers and the advisory vote on frequency of future advisory votes on executive compensation, unless you provide specific instructions how to vote on those proposals.

Assuming the presence of a quorum, the four (4) nominees for director receiving the highest number of votes will be elected at the annual meeting. PROPOSAL 2, the advisory vote on the compensation of FNCB’s named executive officers, and PROPOSAL 3, the advisory vote on the frequency of future shareholder advisory votes on executive compensation, require the affirmative vote of a majority of the votes cast on each of the proposals. For PROPOSAL 3, the frequency option (one, two or three years) receiving a majority of the votes cast or, if no option receives a majority vote, the option receiving the highest number of votes cast will be the option considered by the Board of Directors. The votes on PROPOSAL 2 and PROPOSAL 3 are nonbinding on FNCB, our Board of Directors or Compensation Committee, but will be considered by our Board and Compensation Committee when making future compensation decisions for our executive officers and in setting the frequency of future shareholder votes on executive compensation. PROPOSAL 4, the ratification of Baker Tilly Virchow Krause, LLP as FNCB’s independent registered public accounting firm for 2018, and any other matters that may come before the annual meeting, will require the affirmative vote of a majority of the votes cast on the proposal to be approved. Any abstention or broker non-votes will not be counted as a vote cast on a proposal but will be counted in determining whether a quorum is present at the annual meeting.

Solicitation of Proxies and Voting

The cost of preparing, assembling, printing, mailing and soliciting proxies, and any additional material regarding the annual meeting that FNCB sends to its shareholders will be paid by FNCB. In addition to solicitation by Broadridge Financial Solutions, Inc., the directors, officers and employees of FNCB and the Bank may solicit proxies from shareholders personally or by telephone, facsimile or other electronic means without additional compensation. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of the common stock held of record by these persons, and upon their request, FNCB will reimburse them for their reasonable forwarding expenses.

Shareholders of record can vote their shares by: (1) completing and returning the enclosed written proxy card; (2) telephone using the toll-free number, 1-800-690-6903; (3) the Internet; or (4) in person at the annual meeting to be held on May 16, 2018. To vote via the Internet, go to www.proxyvote.com and follow the onscreen instructions. Please have your control number from your proxy card available when you access the web page.

Shareholders of record can also vote in person at the meeting. Submitting your voting instructions by returning a proxy card or by voting over the telephone or over the Internet will not affect your right to attend the meeting and vote. The method by which you vote will in no way limit your right to vote in person at the annual meeting, after giving written notice to Joseph Coccia, Secretary of FNCB.

Please note that you may not vote shares held in street name in person at the annual meeting unless you obtain a legal proxy from that organization holding your account. If your shares are held in an account at another bank, brokerage firm, broker-dealer or other similar organization, these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. If you plan to attend the annual meeting, you will be required to provide a “Broker Letter” as proof of ownership of FNCB’s common stock to be allowed to attend the annual meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Revocation of Proxies

A shareholder of record who returns a proxy may revoke the proxy prior to the time it is voted at the annual meeting in any one of the following ways:

●	by giving written notice of revocation to Joseph Coccia, Secretary of FNCB Bancorp, Inc., 102 East Drinker Street, Dunmore, Pennsylvania 18512; or

●	by executing a later-dated proxy and giving written notice to the Secretary of FNCB; or

●	by voting in person after giving written notice to the Secretary of FNCB.

Attendance by a shareholder at the annual meeting will not in and of itself constitute a revocation of the proxy.

PRINCIPAL BENEFICIAL OWNERS OF FNCB’S COMMON STOCK

Principal Owners

The following table sets forth, as of April 6, 2018, information about the number of shares held by persons FNCB knows to be the beneficial owners of more than 5.0% of FNCB’s outstanding common stock. As of April 6, 2018, FNCB had 16,767,248 shares of common stock outstanding and entitled to vote.

Name and Address	Shares Beneficially Owned (1)	Percent of Outstanding Common Stock Beneficially Owned

Louis A. DeNaples 400 Mill Street Dunmore, PA 18512	1,761,508	10.51%

(1) All shares are owned individually or jointly with a spouse unless otherwise indicated. For additional details on the shares beneficially owned, see “Beneficial Ownership by Directors, Executive Officers and Nominees” on page 9.

Beneficial Ownership by Directors, Executive Officers and Nominees

The following table sets forth certain information concerning the number and percentage of whole shares of FNCB’s common stock beneficially owned by each of its directors and director nominees, its executive officers whose compensation is disclosed in this Proxy Statement, its principal shareholders who own more than 5.0% of FNCB’s common stock, and by its current directors and all executive officers as a group, as of April 6, 2018. The address of each of the beneficial owners identified is 102 E. Drinker Street, Dunmore, PA 18512. Except as otherwise indicated, each person included in this table owns his or her shares directly and possesses sole voting and sole investment power with respect to all such shares, none of which are pledged as security. Except as set forth below, FNCB knows of no other person or persons who beneficially owns more than 5.0% of FNCB’s common stock. Further, FNCB is not aware of any arrangement which at a subsequent date may result in a change of control of FNCB.

		Number
Name	Position	of Shares	Percentage (16)
William G. Bracey (1)	Director of FNCB and the Bank	108,693	*

Joseph Coccia (2)	Director, Secretary of FNCB and the Bank	181,820	1.08%

Dominick L. DeNaples (3)	Director, Chairman of the Boards of FNCB and Bank	66,421	*

Joseph L. DeNaples (4)	Director of FNCB and the Bank	271,136	1.62%

Louis A. DeNaples (5)	Director of FNCB and the Bank; Former Chairman of the Boards of FNCB and the Bank	1,761,508	10.51%

Louis A. DeNaples, Jr., M.D. (6)	Director, Vice Chairman of FNCB and the Bank	105,308	*

Vithalbhai D. Dhaduk, M.D. (7)	Director of FNCB and the Bank	87,499	*

Keith W. Eckel (8)	Director of FNCB and the Bank	5,251	*

Kathleen McCarthy Lambert	Director of FNCB and the Bank	-	*

Thomas J. Melone (9)	Director of FNCB and the Bank	800	*

John P. Moses (10)	Director of FNCB and the Bank	84,877	*

Gerard A. Champi (11)	Director, President and Chief Executive Officer of FNCB and the Bank; Former Chief Operating Officer of the Bank; and Former Interim President and Chief Executive Officer of FNCB and the Bank	29,155	*

James M. Bone, Jr. (12)	Executive Vice President and Chief Financial Officer/Treasurer of FNCB and the Bank and Former Chief Information Officer of the Bank	23,657	*

Brian C. Mahlstedt (13)	Executive Vice President and Chief Lending Officer of the Bank	13,331	*

Mary Griffin Cummings (14)	Senior Vice President and General Counsel of the Bank	7,295	*

Lisa L. Kinney (15)	Senior Vice President and Retail Lending Officer of the Bank	2,234	*

	All current directors and executive officers as a group (22 persons)(16) +	2,770,920	16.52%

*Indicates ownership of less than 1%.

+Includes all options held by all current directors and executive officers that are exercisable within 60 days.

(1) Comprised of 4,036 shares held individually by Mr. Bracey and 104,657 shares held by a business which is 100.00% owned by Mr. Bracey.

(2) Comprised of 9,075 shares held jointly with Mr. Coccia’s spouse and 172,745 shares held by a family limited partnership.

(3) Comprised of 5,365 shares held individually by Mr. DeNaples, 58,617 shares held jointly with Mr. DeNaples’ spouse and 2,439 shares held by a business in which he is a 33.33% owner with his brother, Louis A. DeNaples.

(4) Comprised of 259,493 shares held individually by Mr. DeNaples, 11,643 shares held jointly with Mr. DeNaples’ sibling.

(5) Comprised of 1,738,611 shares held individually by Mr. DeNaples, 15,352 shares owned individually by his spouse, 5,106 shares owned jointly with Mr. DeNaples’ spouse and 2,439 shares held by a business in which he is a 33.33% owner with his brother, Dominick L. DeNaples.

(6) Comprised of 75,839 shares held individually by Dr. DeNaples, Jr., 28,149 co-owned with Dr. DeNaples, Jr.’s children and 1,320 shares held for the benefit of a minor nephew.

(7) Comprised of 25,000 shares held jointly by with Dr. Dhaduk’s spouse, and 62,499 shares held individually by Dr. Dhaduk’s spouse.

(8) Comprised of 5,251 shares held individually by Mr. Eckel.

(9) Comprised of 800 shares held individually by Mr. Melone.

(10) Comprised of 2,673 shares held individually by Mr. Moses and 82,204 shares held jointly with Mr. Moses’ spouse.

(11) Comprised of 23,196 shares held jointly with Mr. Champi’s spouse, 359 shares held by Mr. Champi’s adult child who lives with Mr. Champi, and exercisable options to purchase 5,600 shares.

(12) Comprised of 14,586 shares held jointly with Mr. Bone’s spouse, 265 shares held by Mr. Bone’s adult child who lives with Mr. Bone, 4,806 shares co-owned with Mr. Bone’s father and three of his siblings, and exercisable options to purchase 4,000 shares.

(13) Comprises 13,331 shares held jointly with Mr. Mahlstedt’s spouse.

(14) Comprises 7,295 shares held individually by Ms. Cummings.

(15) Comprises 461 shares held individually by Ms. Kinney, 173 shares held by Ms. Kinney’s adult child who lives with Ms. Kinney, and exercisable options to purchase 1,600 shares.

(16) Percentages are calculated in accordance with Rule 13d-3 under the Exchange Act, and represent percentage of 16,767,248 shares issued, outstanding and entitled to vote as of April 6, 2018, except with respect to individuals holding options exercisable within 60 days of that date, in which event, represents percentage of shares issued, outstanding and entitled to vote plus the number of shares for which that person holds options exercisable within 60 days of April 6, 2018, and except with respect to all directors and executive officers of FNCB as a group, in which case represents percentage of shares issued, outstanding and entitled to vote plus the number of shares for which those persons hold options exercisable within 60 days of April 6, 2018. The above table excludes unvested shares of restricted stock because, though those shares are outstanding, the holder does not have the power to vote or transfer the shares. Certain shares beneficially owned by FNCB’s directors and executive officers may be held in accounts with third-party firms, where such shares may from time to time be subject to a security interest for margin credit provided in accordance with such firm’s policies.

PROPOSAL 1 ELECTION OF DIRECTORS

Upon the recommendation of the Nominating and Corporate Governance Committee, FNCB’s Board of Directors has nominated the four (4) individuals listed in the table below for election as directors at the Annual Meeting. If you elect the nominees listed below, they will hold office until the annual meeting of shareholders in 2021 or until their successors have been duly elected and qualified. All nominees are currently serving on our Board and have consented to being named in this proxy statement and to serve if elected.

Unless otherwise instructed, the proxy holders will vote the proxies received for the election of the four (4) nominees for Class B Director named below. If any nominee should become unavailable to serve as director for any reason, proxies will be voted in favor of a substitute nominee as designated by the Board of Directors. The Board of Directors currently believes that the nominees named will be able to serve if elected. Any vacancy on the Board of Directors, including vacancies resulting from an increase in the number of directors, will be filled by a majority of the remaining members of the Board of Directors and each person so appointed will be a director until the expiration of the term of office of the class to which he or she was appointed. Assuming the presence of a quorum, the four (4) nominees for director below receiving the highest number of votes will be elected at the annual meeting.

Nominee	Term Expiration	Position Held
William G. Bracey	2021	Director
Louis A. DeNaples, M.D.	2021	Director
Vithalbhai D. Dhaduk, M.D.	2021	Director
Thomas J. Melone, CPA	2021	Director

Cumulative voting rights do not exist with respect to the election of directors. Except as may otherwise be provided by statute or by the articles of incorporation, at every shareholders’ meeting, each shareholder entitled to vote has the right to one vote for each share of common stock owned on the Record Date fixed for the meeting. For example, if a shareholder owns 100 shares of common stock, he or she may cast up to 100 votes for each of the nominees for director in the class to be elected.

Board Recommendation

FNCB’s Board of Directors recommends that shareholders vote FOR the election for each of the nominees for director listed above.

INFORMATION ABOUT FNCB’S BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following section contains, as of April 6, 2018, certain information with respect to the nominees for directors for terms to expire in 2021, directors who will continue in office and executive officers who are not directors. You will find information about their share ownership on pages 8-10.

In accordance with Section 2.02 of FNCB’s bylaws, FNCB has a classified Board of Directors with staggered three-year terms of office. The Board is divided into three classes, with each class to be as nearly equal in number as possible. The terms of the separate classes expire in successive years. Thus, at each annual meeting of shareholders, successors to the class of directors whose term then expires are elected to hold office for a term of three years. Therefore, the term of office of one class of directors expires in each year. The Board of Directors is authorized to increase the number of directors that constitutes the whole Board of Directors provided that the total number of directors in each class remains relatively proportionate to the others.

Information as to Nominees for Class B Director Whose Terms Will Expire in 2021

William G. Bracey (Director of FNCB since 2014)

Mr. William G. Bracey, 63, has been an independent Director of FNCB and the Bank since 2014. Mr. Bracey owns and operates two ShopRite Supermarkets, one in Daleville, Pennsylvania, and one in Mount Pocono, Pennsylvania, as well as several retail businesses including an Ace Hardware Store, two NAPA Auto Parts Stores, two Hallmark Gold Crown Stores, and Plociniak Fuel Services. Mr. Bracey is an active member of several business and community organizations, including a current board member and past Chairman of the Pennsylvania Food Merchants, current board member of Johnson College, past board member and Chairman of Affiliated Foods, past board member and Co-Chairman of Associated Wholesale and past board member of Scranton Preparatory School. Mr. Bracey attended Keystone College. Mr. Bracey’s 40 years of entrepreneurial and corporate management experience, strong network of community relationships and partnerships, and significant knowledge of the retail business climate in the region qualifies him to serve as director of FNCB.

Louis A. DeNaples, Jr., M.D. (Director of FNCB since 2008)

Dr. Louis A. DeNaples, Jr., 50, has been an independent Director of FNCB and the Bank since 2008. He was elected Vice-Chairman of FNCB and the Bank in December 2013. Dr. DeNaples is a licensed physician and practices emergency medicine at Geisinger-Community Medical Center Emergency Department in Scranton, Pennsylvania. Dr. DeNaples’ understanding of the medical industry, and considerable community and charitable involvement qualifies him to serve as director of FNCB. Dr. DeNaples is the son of director, Louis A. DeNaples, the nephew of director, Dominick L. DeNaples and cousin of director, Joseph L. DeNaples.

Vithalbhai D. Dhaduk, M.D. (Director of FNCB since 2017)

Dr. Vithalbhai D. Dhaduk, 64, was appointed as an independent director of FNCB and the Bank on September 27, 2017. Dr. Dhaduk is the head of Neurology at Professional Neurological Associates and serves as Assistant Professor of Neurology at the Geisinger Commonwealth School of Medicine. He is also an experienced entrepreneur in the field of pharmaceutical biotechnology, with expertise in research & development, manufacturing and marketing of biotechnology. He currently serves on a number of boards including: Chairman of Dap Dhaduk 1-8; President and Chairman of Apicore LLC; Chairman of Caritas International Trading Inc.; President and Chairman of Caritas Real Estate Group; President and Chairman of Core Hospitality LLC; President and Chairman of Core Pharma, LLC; Chairman of Global Pharma Analytics; President and Chairman of Somahlution; President and Chairman of Star Real Estate LLC; and Chairman of Geo Natural Energy. He is a member of the Pennsylvania Medical Society, Lackawanna County Medical Society, American Medical Association, MS Society, Parkinson’s Support Group, National Headache Foundation, and Alzheimer’s Support Group. Dr. Dhaduk also serves as a cultural ambassador for Indian culture as chairman of Saurashtra Patel Cultural Samaj. Dr. Dhaduk’s extensive business knowledge, entrepreneurial experience and understanding of the medical industries, and strong network of community relationships and partnerships qualifies him to serve as director of FNCB.

Thomas J. Melone, CPA (Director of FNCB since 2011)

Mr. Thomas J. Melone, CPA, 59, has been an independent Director of FNCB and the Bank since 2011. Mr. Melone is a Partner with the Albert B. Melone Company Certified Public Accountants, a leading provider of accounting, tax and consulting services throughout the Northeastern Pennsylvania region. Mr. Melone, who has been with this firm since 1984, leads the firm’s Tax Preparation and Advisory Services line as well as its Small Business Advisory and Consulting Services line. Additionally, he has extensive experience in the financial management of public school districts operating in the Commonwealth of Pennsylvania. Mr. Melone is also an owner of Pro-Data Processing, Inc. Mr. Melone is an active member of several professional, business and community organizations including the American Institute of Certified Public Accountants, Pennsylvania Institute of Certified Public Accountants and the Allied Services Board, specifically serving as Chairman of the Allied Institute of Rehabilitation Medicine and the John Heinz Institute of Rehabilitation Medicine, and as Vice Chairman of the Allied Services Foundation. Mr. Melone is a graduate of King’s College in Wilkes-Barre, Pennsylvania. Mr. Melone’s community involvement, extensive business and accounting experience and service as a director of FNCB and the Bank qualify him to serve as a director of FNCB.

Information as to Directors Who Will Continue in Office

The following section contains certain information, as of April 6, 2018, with respect to Class C and Class A directors who are continuing directors and are not standing for election at the annual meeting:

Class C Directors Whose Terms Will Expire in 2019

Joseph Coccia (Director of FNCB since 1998)

Mr. Joseph Coccia, 63, has been a Director of FNCB and the Bank since 1998. Mr. Coccia was appointed as Secretary of the Board of Directors of FNCB and the Bank in May 2015. Mr. Coccia is President of Coccia Ford, Inc. (doing business as Coccia Ford Lincoln), a car dealership in Wilkes-Barre, Pennsylvania, and President of Eastern Auto Exchange, Inc. Mr. Coccia is a member of the Boards of Directors of AllOne Charities and NEPA Highmark. Mr. Coccia also served on the Lincoln Mercury Dealer Association Board. Mr. Coccia’s strong business background and knowledge of owning and operating a large local business, his broad community involvement, and his service as a director of FNCB and Bank since 1998 qualify him to serve as a director of FNCB.

Dominick L. DeNaples (Director of FNCB since 1998)

Mr. Dominick L. DeNaples, 80, has been an independent Director of FNCB since 1998 and of the Bank since 1987. Mr. DeNaples has served as the Chairman of the Board of Directors of FNCB and Bank since 2010. Previously, he served as Vice Chairman of the Boards of Directors of FNCB and Bank from December 2009 until he was elected Chairman in May 2010. He is President of Rail Realty Corporation, Vice President of DeNaples Auto Parts Inc., and Vice President of Keystone Landfill, Inc., each of which he is also co-owner with his brother Louis A. DeNaples. Mr. DeNaples currently serves as Chairman of the Finance Committee of Lackawanna College’s Board of Trustees, and Chairman of the Board and the Finance Committees of St. Joseph’s Center and St. Joseph’s Foundation. Mr. DeNaples serves on the Board of Geisinger Health Services, Hospice of the Sacred Heart and on the Advisory Board of Penn State University – Worthington campus. He formerly served as Chairman of the Board of Lackawanna College, President of the Council and Chairman of Finance of the Northeastern Pennsylvania Council of Boy Scouts of America, and currently serves as a Board member. He also served as former Vice Chairman of the Board and Finance Committee of Scranton Preparatory School. Mr. DeNaples’ extensive business background, years of community and charitable involvement and service as a Director of FNCB and the Bank for many years qualify him to serve as Director of FNCB. Mr. DeNaples is the father of director, Joseph L. DeNaples, Esq., brother of director, Louis A. DeNaples, and the uncle of director, and nominee for director, Louis A. DeNaples, Jr. M.D.

Joseph L. DeNaples, Esq. (Director of FNCB since 2017)

Mr. Joseph L. DeNaples, Esq., 39, was appointed as an independent director of FNCB and the Bank on September 27, 2017. Mr. DeNaples is a partner at the law firm of Cipriani & Werner, PC and is Senior Counsel and Director of Risk Management for Mount Airy Resort and Casino. He focuses his law practice in banking, commercial litigation, real estate development, gaming law, lending and bankruptcy. Mr. DeNaples also serves as Solicitor for both the Lackawanna County Sheriff’s Office and the County of Lackawanna Transit System Authority. Mr. DeNaples is a member of the Lackawanna County Bar Association and is admitted to practice in Pennsylvania as well as the United States District Court for the Middle District of Pennsylvania and the United States Bankruptcy Court for the Middle District of Pennsylvania. Mr. DeNaples serves on the Boards of Northeastern Pennsylvania Council Boy Scouts of America and the Saint Francis of Assisi Kitchen. Mr. DeNaples received his Juris Doctorate degree from the Villanova University School of Law. Mr. DeNaples extensive business and legal background, and community and charitable involvement qualify him to serve as a director of FNCB. Mr. DeNaples is the son of director, Dominic L. DeNaples, the nephew of director, Louis A. DeNaples and cousin of director, and nominee for director, Louis A. DeNaples, Jr., M.D.

John P. Moses, Esq. (Director of FNCB since 1999)

Mr. John P. Moses, Esq., 71, has been an independent Director of FNCB and the Bank since 1999. Mr. Moses is engaged in private practice since 1971, including as Of Counsel at the law firm of Cozen O’Connor since 2009. Mr. Moses has served as the Chairman of BlueCross of Northeastern Pennsylvania from 1997 to 2015. During his career, he also has served as chair of the Northeast Pennsylvania Heart Association and as Chairman and President of the Board of Governors of St. Jude Children’s Research Hospital (“St. Jude”), and as Chief Executive Officer for ALSAC, the fundraising arm of St. Jude. Mr. Moses also has had a distinguished career in public service, having served as a member of state commissions and as counsel to various state and local judicial, executive, legislative and administrative offices and non-profits. Mr. Moses has received numerous awards for his contributions in public service, business, the law and charitable causes, including the Ellis Island Medal of Honor. Mr. Moses serves on the Boards of Villanova University School of Law and Highmark, Inc. Mr. Moses also serves as Chairman of the Board of AllOne Foundation, AllOne Charities and AllOne Health Resources. Mr. Moses previously served on the Board of The Commonwealth Medical College. Admitted to practice law in Pennsylvania and before the U.S. Supreme Court, Mr. Moses is a graduate of the Villanova University School of Law. Mr. Moses’ extensive business and legal background, community and charitable involvement, and service as a director of FNCB and the Bank since 1999 qualify him to serve as a director of FNCB.

Class A Directors Whose Terms Will Expire in 2020

Gerard A. Champi (Director of FNCB since 2016)

Mr. Gerard A. Champi, 57, was appointed to President and Chief Executive Officer and Board Member of FNCB and the Bank on July 1, 2016. Prior to holding this position, Mr. Champi was Chief Operating Officer of the Bank from March 2011 to June 2016. Mr. Champi also served as Interim President and Chief Executive Officer of FNCB and the Bank and as a director of the Bank from March 2010 until February 2011. Mr. Champi has been with the Bank since 1991 and has served in various leadership roles in the Retail, Commercial Sales and Executive Divisions. Mr. Champi currently serves as the President of the Northeastern Pennsylvania Council Boy Scouts of America. He also serves as Board member of the St. Joseph’s Center and the Lackawanna Blind Association, Advisory Board member of Penn State Worthington Scranton, a campus of the Pennsylvania State University, and past President of the Boards of Directors of the Greater Pittston Chamber of Commerce and the Luzerne County Community College Foundation. Mr. Champi’s extensive knowledge of FNCB and the Bank, his time as Interim President and Chief Executive Officer and other various leadership positions with the Bank and extensive community and charitable involvement qualify him to serve as a director of FNCB.

Louis A. DeNaples (Director of FNCB from 1998 to 2008 and 2013 to Present)

Mr. Louis A. DeNaples, 77, is an independent director of FNCB and the Bank. He has been a director of the Bank since 1972 and served as Chairman of the Board of Directors of FNCB from 1998 until he took a leave of absence from involvement with FNCB and the Bank in February 2008. In 2013, Mr. DeNaples returned from a leave of absence and rejoined the Bank’s Board on December 23, 2013. He was re-elected to FNCB’s Board of Directors on May 21, 2014. Mr. DeNaples is President of DeNaples Auto Parts, Inc., President of Keystone Landfill Inc. and Vice President of Rail Realty Corp., each of which he co-owns with his brother, Dominick L. DeNaples. Mr. DeNaples serves on the boards of AllOne Foundation, AllOne Charities, AllOne Health Resources, Allied Services Foundation, and Scranton Preparatory School. Mr. DeNaples also serves as a citizen member of the Community Advisory Board for Geisinger Commonwealth School of Medicine and was past Chairman of the University of Scranton Board of Trustees. Mr. DeNaples’ extensive business knowledge, community and charitable involvement, and association with the Bank for many years qualify him to serve as a director of FNCB. Mr. DeNaples is the brother of director, Dominick L. DeNaples, the father of director, and nominee for director, Louis A. DeNaples, Jr., M.D. and uncle of director, Joseph L. DeNaples, Esq..

Keith W. Eckel (Director of FNCB since 2014)

Mr. Keith W. Eckel, 71, was appointed an independent Director of FNCB and the Bank on September 24, 2014. Mr. Eckel is the sole owner and Chief Executive Officer of Fred W. Eckel and Sons and President of Eckel Farms, Inc. Mr. Eckel serves as an Emeritus Trustee of Pennsylvania State University. Mr. Eckel formerly served as Board member and Chairman of Nationwide Mutual Insurance Company, a Fortune 100 insurance provider, and Allied Group, Inc., a subsidiary of Nationwide Mutual Insurance Company. Mr. Eckel also previously served as Board member of International Food and Agricultural Development, an organization that advises the United States Agency for International Development on agricultural priorities and issues, and is a former President of the Pennsylvania Farm Bureau. Mr. Eckel’s strong business background, extensive knowledge in the insurance industry and agribusiness, and community and charitable involvement qualify him to serve as a director of FNCB.

Kathleen McCarthy Lambert, CPA (Director of FNCB since 2017)

Ms. Kathleen McCarthy Lambert, CPA, 56, was appointed as an independent director of FNCB and the Bank on September 27, 2017. Ms. Lambert is an owner of McCarthy Tire Service Company and Subsidiaries where she serves as Chief Financial Officer and Corporate Secretary. She serves as Chairperson of the Board for Wilkes-Barre General Hospital/CHS and the Northeast Sight Services, and Vice Chairperson of the Board of King’s College, and Board Member of Scranton Diocesan Financial Council, Beatrice Eck Foundation and the Greater Wilkes-Barre Chamber of Business and Industry. Ms. Lambert is also actively involved in fundraising activities for numerous non-profit organizations, including the United Way, American Heart Association, St. Vincent DePaul Soup Kitchen, King’s College, the Catholic Youth Center, Holy Redeemer High School, John Heinz Rehab, Big Brothers/Big Sisters and Volunteers in Medicine. Ms. Lambert, a licensed Certified Public Accountant and a graduate of King’s College, is a past recipient of the Athena Award and Top 25 Business Women in Northeastern Pennsylvania Award. Ms. Lambert’s extensive business and legal background and community and charitable involvement qualify her to serve as a director of FNCB.

Information as to Executive Officers Who are Not Directors

Information as of April 6, 2018, regarding persons who are executive officers of FNCB or the Bank and who are not directors of FNCB is set forth below. Except as otherwise indicated, the occupation listed has been such person’s principal occupation for at least the last five years.

James M. Bone, Jr., CPA

Mr. James M. Bone, Jr., 56, is Executive Vice President and Chief Financial Officer/Treasurer of FNCB and the Bank, a position he has held since September 2012. Previously, Mr. Bone was Executive Vice President and Chief Information Officer from May 2010 to August 2012 and First Senior Vice President and Administrative Services Division Manager from July 2000 to April 2010. Mr. Bone has been with the Bank since 1986 and has served in various leadership roles in Finance, Retail and Commercial Sales, Compliance, Operations and Technology and Internal Audit. Mr. Bone is a licensed Certified Public Accountant and is an active member of several professional, business and community organizations including the American Institute of Certified Public Accountants and Pennsylvania Institute of Certified Public Accountants. In addition, Mr. Bone owns a limited liability company through which he provides tax and consulting services to various individual clients and small businesses. Mr. Bone is a former member of the Issuer Advisory Council of the OTCQX and an Advisory Board Member for the Federal Home Loan Bank of Pittsburgh. Mr. Bone is also active in the community with King’s College and currently serves as Vice President of Finance and Board Member of the Northeastern Pennsylvania Council Boy Scouts of America.

Cathy J. Conrad

Ms. Cathy J. Conrad, 44, is Senior Vice President and Credit Administration Officer of the Bank, a position she has held since September 2013. Ms. Conrad has been with the Bank since 1995. Her previous roles include Senior Vice President and Credit Administration Manager from 2010 until September 2013 and Vice President, Credit Department Manager from 2004 to 2009.

Mary Griffin Cummings, Esq.

Ms. Mary Griffin Cummings, 55, is Senior Vice President and General Counsel of the Bank, a position she has held since October 1, 2012. Prior to joining the Bank, she was Associate General Counsel, Resident Counsel and General Counsel for Wyoming Valley Health Care System, Inc. (“WVHCS”), a large health care system previously located in Wilkes-Barre, Pennsylvania, from May 2000 to May 2009. From May 2009 through October 2012, Ms. Cummings practiced law both in her own private practice and for Wyoming Valley Health and Education Foundation and WVHCS Retention Company. Ms. Cummings is a licensed attorney and admitted to practice law in the Courts of the Commonwealth of Pennsylvania and the United States District Court for the Middle District of Pennsylvania. She is a member of the Wilkes-Barre Law and Library Association, the Pennsylvania Bar Association, and the American Bar Association. Ms. Cummings serves on the Pennsylvania Bankers Association Legal Affairs Advisory Committee. Ms. Cummings serves as Chair and Board member of the Catherine McAuley Center, Scranton, PA and Board member of the McGlynn Learning Center, Wilkes-Barre, PA. Ms. Cummings also serves on the Leadership Council for the American Red Cross/Wyoming Valley and is the Vice Chair and a Board member of the Wilkes-Barre Free Clinic, Wilkes-Barre, PA.

Richard D. Drust

Mr. Richard D. Drust, 57, is Senior Vice President and Retail Banking Officer of the Bank, a position he has held since February 2014. Prior to joining the Bank, he was Vice President of Retail Banking, Business Banking and Deposit Operations at Franklin Security Bank from March 2007 to February 2014. Mr. Drust currently serves as Treasurer of The Arc of Luzerne County and has served as a member of its Board since 2005.

Mary Ann Gardner, CRCM

Ms. Mary Ann Gardner, 60, is Senior Vice President and Compliance Officer of the Bank, a position she has held since April 2013. Ms. Gardner is a Certified Regulatory Compliance Manager and has been an employee of the Bank since 1976. She previously served as Regulatory Compliance Manager from 2010 to 2011 and Compliance and Community Reinvestment Act Officer from 2011 to 2013.

Dawn D. Gronski

Ms. Dawn D. Gronski, 47, is Senior Vice President and Human Resources Officer, a position she has held since March 2017. Ms. Gronski has been an employee of the Bank since 1998, with her previous roles including Vice President and Compensation and Benefits Officer from April 2013 to March 2017; and Assistant Vice President and Payroll/HRIS Administrator from June 2010 to March 2013. Ms. Gronski serves as the treasurer of the Scranton Civic Ballet Company and has served as member of its Board since 2009.

Ronald S. Honick, Jr. CPA, CIA

Mr. Ronald S. Honick, Jr., CPA, CIA, 40, is Senior Vice President and Operations and Technology Services Officer, a position he has held since June 2016. Previously, Mr. Honick was Senior Vice President and Audit Manager of the Bank from January 2011 to May 2016. Prior to joining the Bank, Mr. Honick was a Financial Analyst in the technical accounting department of a global manufacturing company from 2008 to December 2010. Mr. Honick is a licensed Certified Public Accountant and a Certified Internal Auditor.

Lisa L. Kinney

Ms. Lisa L. Kinney, 48, is Senior Vice President and Retail Lending Officer of the Bank, a position she has held since September 2008. Ms. Kinney has been an employee of the Bank since 1994, with her previous roles including Vice President and Indirect Lending Manager from January 2007 to September 2008; Vice President and Indirect Lending Officer from December 2005 to December 2006; and Assistant Cashier and Indirect Lending Officer from May 1998 to November 2005. Ms. Kinney is currently a Board Member of the Dunmore Lions Club and has served as Past-President.

Brian C. Mahlstedt

Mr. Brian C. Mahlstedt, 58, is Executive Vice President and Chief Lending Officer of the Bank, a position he has held since September 2013. Mr. Mahlstedt first joined the Bank in 1999 and served as Senior Vice President and Commercial Loan Officer until 2009. From 2011 to September 2013, when he rejoined the Bank, Mr. Mahlstedt was a Senior Vice President, Senior Commercial Loan Officer at Wayne Bank. Mr. Mahlstedt also served as Vice President, Senior Loan Officer at Pennstar Bank from 2009 to 2011.

William A. McGuigan, CPA

Mr. William A. McGuigan, CPA, 68, is Senior Vice President and Audit Officer of the Bank, a position he has held since June 2016. Previously, Mr. McGuigan was Audit Manager of the Bank from March 2012 to June 2016. Prior to joining the Bank, Mr. McGuigan was a partner in a local public accounting firm serving the Banking and Small Business sectors. He also spent 10 years leading corporate audit and accounting departments. Mr. McGuigan is a licensed Certified Public Accountant.

Stephanie A. Westington, CPA

Ms. Stephanie A. Westington, CPA, 52, is Senior Vice President and Controller of the Bank, a position she has held since July 2012. Prior to joining the Bank, Ms. Westington was Director of Finance for Physicians Health Alliance, a physicians group that is a member of the Moses Taylor Health Care System, from March 2011 to July 2012. Ms. Westington is a licensed Certified Public Accountant and has previous banking experience from her time as Vice President of Finance at the former Community Bank and Trust Company from January 1998 to March 2011 and Assistant Vice President and Controller at the former LA Bank, N.A. from September 1990 to December 1997. Ms. Westington currently serves as Board Member of the Howard Gardner Multiple Intelligence Charter School.

CORPORATE GOVERNANCE

Our Board of Directors believes that the purpose of corporate governance is to promote shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance practices that it and management believe promote this purpose, are sound and represent best practices. The Board continually reviews these governance practices, Pennsylvania law (FNCB’s state of incorporation), the rules and listing standards of NASDAQ, and Securities and Exchange Commission (“SEC”) regulations, as well as best practices suggested by recognized governance authorities to maintain the highest governance standards.

The Board of Directors has four standing committees: Audit Committee, Risk Management Committee, Compensation Committee and Nominating and Governance Committee, which is the committee that makes director nominating recommendations to the Board of Directors. The charters of these committees have been approved by the Board and are available on our corporate website at www.fncb.com/investorrelations.

Currently, the Board of Directors has twelve members. FNCB evaluates the independence of directors under the SEC and NASDAQ stock market’s standards for independence. The NASDAQ standards require the Board of Directors be comprised of a majority of independent directors. The NASDAQ standards also require that, except for exceptional and limited circumstances, the Board of Directors maintain an audit committee comprised only of independent directors and that director nominees must be selected either by independent directors comprising a majority of the Board’s independent directors in a vote in which only independent directors participate, or by a nominations committee comprised solely of independent directors. The Nominating and Governance Committee of FNCB’s Board has responsibility for selecting director nominees and is comprised solely of independent directors. NASDAQ corporate governance standards also require that the Board maintain a compensation committee comprised of at least two members, each of whom is an independent director. The Board of Directors of FNCB has appointed a Compensation Committee, currently comprised of four directors, each of whom the Board has determined is “independent.”

Independence is reviewed at least annually to determine whether all existing and potential committee members are independent. The Board of Directors has determined that William G. Bracey, Dominick L. DeNaples, Joseph L. DeNaples, Esq., Louis A. DeNaples, Louis A. DeNaples, Jr. M.D., Vithalbhai D. Dhaduck, M.D., Keith W. Eckel, Kathleen McCarthy Lambert, John P. Moses, and Thomas J. Melone met the standards for independence.

In making its independence determinations, the Board considers all relevant facts and circumstances, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. The Board considered that in the ordinary course of business FNCB and the Bank may provide commercial banking and other services to some of the independent directors and to business organizations and to individuals associated with them. The Board also considered that in the ordinary course of business some business organizations with which an independent director is associated may provide products and services to FNCB and the Bank. The Board has determined that, based on the information available to the Board, none of these relationships were material.

Mr. Moses, a director, is Of Counsel at the law firm of Cozen & O’Connor (“Cozen”), which provided legal services to FNCB during 2017. Mr. Moses does not have any ownership or profit sharing interest in Cozen. The Board has considered this relationship and determined that it did not impair Mr. Moses’ independence. Please see the relationships discussed under the section of this Proxy Statement entitled “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” for a description of the other relationships considered by FNCB’s Board of Directors.

Mr. Joseph L. DeNaples, Esq., a director, is a partner at the law firm of Cipriani & Werner, which provided legal services to FNCB during 2017. The Board has considered this relationship and determined that it did not impair Mr. DeNaples’ independence as it relates to his membership as a Director on the Boards of FNCB and the Bank and membership on the Compensation and Nominating and Governance Committees.

Code of Ethics

FNCB has adopted a Code of Business Conduct and Ethics (the “Code”) that applies to FNCB’s directors and employees, including the President and Principal Executive Officer (“PEO”), Principal Financial Officer (“PFO”) and Principal Accounting Officer (“PAO”). The Code includes guidelines relating to compliance with laws, the ethical handling of actual or potential conflicts of interest, the use of corporate opportunities, protection and use of FNCB’s confidential information, accepting gifts and business courtesies, accurate financial and regulatory reporting, and procedures for promoting compliance with, and reporting violations of, the Code. The Code is available in the Investor Relations section on FNCB’s website at www.fncb.com/investorrelations by clicking on Corporate Information and then Governance Documents. FNCB intends to post any amendments to the Code on its website and to disclose any waivers (to the extent applicable to FNCB’s President and PEO, PFO or PAO) on a Form 8-K within the prescribed time period.

Shareholder Communications

Any shareholder who wishes to communicate with the Board of Directors may send correspondence to Joseph Coccia, Secretary, at 102 East Drinker St., Dunmore, PA 18512, or by sending an electronic message to corporatesecretary@fncb.com. Mr. Coccia will submit your correspondence to the Board of Directors or the appropriate committee as applicable.

Submission of Shareholder Proposals for 2019 Annual Meeting

Shareholder proposals for the 2019 annual meeting of shareholders must comply with applicable SEC rules and regulations and must be received by the Secretary of FNCB prior to December 18, 2018 to be considered for inclusion in FNCB’s Proxy Statement for that meeting. If the December 18, 2018 deadline is missed, a shareholder proposal may still be submitted for consideration at the 2019 annual meeting of shareholders, although it will not be included in FNCB’s Proxy Statement, if it is received earlier than February 15, 2019 and later than March 7, 2019. If notification of a shareholder proposal is not received by December 18, 2018, FNCB may vote, in its discretion, any, and all, of the proxies received in its solicitation against such proposal. See the section entitled “Nominating and Governance Committee” on page 22 for more information on director nominations.

In addition, any shareholder who intends to nominate a candidate for election to the Board of Directors (other than a candidate proposed by FNCB’s then existing Board of Directors) or submit a proposal for consideration at the 2019 annual meeting must comply with the advance notice provisions of FNCB’s bylaws. The advance notice provisions in FNCB’s bylaws require that the following additional information must be provided to FNCB by a shareholder submitting a shareholder proposal:

a)	the name and address of the shareholder who intends to make the nomination or propose the business, and, as the case may be, of the person or persons to be nominated;
b)

a representation that the shareholder is a holder of record of shares of FNCB and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or to make the proposal;

c)	the number of and class of shares owned by the shareholder and any Shareholder Associated Person (as defined in the bylaws), which information must be supplemented as of the record date;
d)

a description of any agreement, arrangement or understandings between the shareholder or any other person or persons, pursuant to which the nominations or nominations are to be made by the shareholder, or the business is to be proposed, which information must be supplemented as of the record date;

e)

information regarding the shareholder’s, Shareholder Associated Person’s or certain affiliated partnership’s ownership of derivative instruments (such as options, warrants, convertible security, etc.) or any other opportunity of the shareholder or Shareholder Associated Person to profit from a change in the value of shares of FNCB and the existence of any hedging transactions, which information must be supplemented as of the record date;

f)	if applicable, the consent of each nominee to serve as a director of FNCB if so elected; and
g)

any other information regarding the nominee or each matter of business to be proposed by such shareholder that would be required under the SEC’s proxy rules and regulations had the nominee been nominated, or the matter been proposed, by the Board of Directors.

Copies of the full text of the bylaw provision relating to advance notice can be obtained by writing to Joseph Coccia, Secretary, at 102 East Drinker St., Dunmore, PA 18512. A copy of FNCB’s bylaws was filed with the SEC as Exhibit 3.2 to FNCB’s Current Report on Form 8-K on October 4, 2016.

The Board of Directors

FNCB’s business is managed under the direction of our Board of Directors, in accordance with the Pennsylvania Business Corporation Law, FNCB’s Articles of Incorporation and our bylaws. The positions of Chairman of the Board and Chief Executive Officer are separated, as the Board believes separation of these positions enhances the independent oversight of FNCB and the monitoring and objective evaluation of the Chief Executive Officer’s performance. Mr. Dominick L. DeNaples serves as non-executive Chairman of the Board of Directors and is independent of management.

Management is responsible for the day-to-day management of the risks faced by FNCB, while the Board of Directors, as a whole, is responsible for the general oversight of risk management. For 2017, this oversight was primarily conducted through the Risk Management and Audit Committees. The Risk Management Committee has the primary role in risk management of FNCB, oversees FNCB’s enterprise-wide risk management program and provides oversight and guidance to management on FNCB’s risk appetite. The Audit Committee, pursuant to its charter, considers and reviews with FNCB’s internal audit department, independent registered public accounting firm, and management, the adequacy of FNCB’s internal controls, including the processes for identifying significant risks or exposures, and elicits recommendations for the improvements of such procedures where desirable. In addition to the Audit and Risk Management Committees roles, the full Board of Directors is involved in establishing the risk appetite for FNCB and the oversight and administration of risk and risk management practices by overseeing members of executive management in their risk management capacities, regularly reviewing and analyzing FNCB’s investment and loan portfolios and accompanying risk levels, and considering the potential impact on FNCB’s objectives. Members of FNCB’s executive management have day-to-day responsibility for risk management and establishing risk management practices, and members of management are expected to report matters relating specifically to the Risk Management Committee and Audit Committee directly thereto, and to report all other matters directly to the Board of Directors as a whole. Members of FNCB’s executive management have an open line of communication to the Board of Directors and have the discretion to raise issues from time-to-time in any manner they deem appropriate, and management’s reporting on issues relating to risk management typically occurs through direct communication with directors or committee members as matters requiring attention typically arise.

The Bank Board maintains a Directors Loan Committee that is comprised of the Bank’s Chairman, President and Chief Executive Officer, Chief Financial Officer and Chief Lending Officer. In addition, the following Directors are members of this committee: Gerard A. Champi, Dominick L. DeNaples, Louis A. DeNaples, Vithalbhai D. Dhaduk, M.D., Keith W. Eckel, and Thomas J. Melone. The Directors Loan Committee meets bi-weekly or more often as necessary. In 2017, this committee met thirty-seven (37) times.

During 2017, FNCB’s Board of Directors held eighteen (18) meetings. Each of the directors attended at least 75% of the meetings of FNCB’s Board of Directors and of the committees on which they served. Pursuant to FNCB’s policy, the directors are expected to attend FNCB’s annual meeting of shareholders. All of FNCB’s directors attended FNCB’s annual meeting of shareholders in 2017.

Committees of the Board of Directors

FNCB’s Board of Directors has an Audit Committee, Risk Management Committee, Compensation Committee and Nominating and Corporate Governance Committee. The charters of these committees have been approved by the Board of Directors and are available on FNCB’s website www.fncb.com under the link for “Investor Relations.” The following table shows the current composition of each standing committee of the FNCB Board of Directors and the number of meetings held by such committees during 2017.

	Compensation Committee	Nominating and Governance Committee	Audit Committee	Risk Management Committee
William G. Bracey	X	X	X
Gerard A. Champi
Joseph Coccia				X(1)
Dominick L. DeNaples
Joseph L. DeNaples, Esq.(2)	X	X
Louis A. DeNaples, Jr., M.D.	X(1)	X	X	X
Louis A. DeNaples
Vithalbhai D. Dhaduk, M.D.	X
Keith W. Eckel		X	X	X
Kathleen McCarthy Lambert, CPA			X	X
Thomas J. Melone, CPA	X	X	X(1)
John P. Moses, Esq.	X	X(1)	X
Number of meetings in 2017	3	9	7	4

X Current member

(1) Chairperson

(2) Mr. DeNaples was elected as a Director on September 27, 2017. Mr. DeNaples served on the Audit Committee from September 27, 2017 to February 22, 2018, on which date he became a member of the Compensation Committee.

Compensation Committee

The Compensation Committee operates under a written charter that has been approved by the Board of Directors. The charter is reviewed annually by the Compensation Committee with any recommended changes approved by the Board of Directors. The current Compensation Committee charter is available in the Investor Relations section on FNCB’s website at www.fncb.com by clicking on Investor Relations, Corporate Information, Governance Documents and then selecting “Compensation Committee Charter.” As noted above, the Board of Directors has determined that each of the directors serving on this committee qualifies as an “independent” director under the applicable standard. The Compensation Committee is responsible for evaluating and approving FNCB’s compensation plans, policies and programs. The Compensation Committee has the authority to retain and terminate a compensation consulting firm, including the authority to approve the firm’s fees and other terms of retention. The Compensation Committee also has the authority to delegate responsibility to subcommittees. For a discussion of the role of the Compensation Committee in determining executive and director compensation, see the discussion in the section Executive Compensation” under the heading entitled– “Compensation Discussion and Analysis” below.

Risk Management Committee

The Risk Management Committee operates under a written charter that has been approved by the Board of Directors. The charter is reviewed annually by the Risk Management Committee with any recommended changes approved by the Board of Directors. The current Risk Management Committee charter is available in the Investor Relations section on FNCB’s website at www.fncb.com by clicking on Investor Relations, Corporate Information, Governance Documents and then selecting “Risk Management Committee Charter.” The Risk Management Committee is responsible for ensuring management has established an enterprise-wide risk management program and for providing oversight and guidance to management regarding FNCB’s risks. The Risk Management Committee has authority to retain independent counsel, experts and advisors it believes are appropriate in carrying out its duties, including the authority to approve the advisor’s fees and other terms of retention. The Risk Management Committee also has the authority to delegate responsibility to subcommittees.

Nominating and Governance Committee

The Nominating and Governance Committee operates under a written charter that has been approved by the Board of Directors. The charter is reviewed annually by the Nominating and Governance Committee with any recommended changes approved by the Board of Directors. The current Nominating and Governance Committee charter is available in the Investor Relations section on FNCB’s website at www.fncb.com by clicking on Investor Relations, Corporate Information, Governance Documents and then selecting “Nominating and Governance Committee Charter.” The Board of Directors has determined that each of the directors serving on this committee qualifies as “independent” under the applicable standard.

The primary duties and responsibilities of the Nominating and Governance Committee are to:

●

recommend to the Board of Directors for its selection (i) potential nominees for director to stand for election at FNCB’s annual meeting of shareholders, including without limitation, those proposed by shareholders, and (ii) qualified candidates to be considered by the Board of Directors to fill vacancies;

●	consider, in its discretion, qualified candidates based on criteria for selecting new directors;
●	evaluate the background and qualifications of new director candidates;
●	evaluate directors before nomination for reelection; and
●	oversee and make recommendations to the Board of Directors with respect to corporate governance of FNCB.

In recommending director nominees to the Board of Directors, the Nominating and Governance Committee seeks individuals who are qualified to be directors based on the committee’s judgment of the potential candidate’s experience, skills and knowledge of business and management practices. If needed, the Nominating and Governance Committee will use a third-party search firm to assist in finding director candidates. No such firms were engaged to evaluate or assist in identifying potential director nominees in 2017 or 2018.

The Nominating and Governance Committee and the Board of Directors have not established a specific diversity component in their consideration of candidates for director and instead considers the diversity of directors as part of the overall mix of factors when identifying and evaluating candidates for the Board of Directors. FNCB considers diversity broadly to include differences of viewpoint, professional experience, individual characteristics, qualities and skills, resulting in naturally varying perspectives among the directors and individual skills that complement the full Board. Therefore, the Board, as a unit, possesses the appropriate skills and experience to oversee FNCB’s business.

The Nominating and Governance Committee will give appropriate consideration to qualified persons recommended by shareholders for nomination as directors and will evaluate such qualified persons in the same manner as other identified candidates, when submitted prior to the shareholder proposal date referred to in the “Submission of Shareholder Proposals for 2019 Annual Meeting” section of this Proxy Statement (the “Proposals Section”), provided such recommendations comply with the advance notice procedures in FNCB’s bylaws, which are summarized in the Proposals Section. Such recommendations must also include sufficient biographical information about the proposed nominee to assist the Nominating and Governance Committee in evaluating the qualifications and experience of the proposed nominee, and the proposed nominee’s consent to serving as a director if elected. Shareholders must deliver any proposals or nominations in writing to the Nominating and Governance Committee or the Secretary of FNCB Bancorp, Inc. at its principal executive office, 102 E. Drinker Street, Dunmore, Pennsylvania 18512.

Any nomination for director not made in accordance with Section 1.07 of FNCB’s bylaws will be disregarded by the presiding officer of the annual meeting, and votes cast for each such nominee will be disregarded by the Judge of Election. In the event that the same person is nominated by more than one shareholder, if at least one nomination for such person complies with Section 1.07, the nomination will be honored and all votes cast for the nominee will be counted.

Audit Committee

The Board of Directors has a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board of Directors has determined that each of the members of the Audit Committee is independent, as that term is defined by the SEC and in the NASDAQ listing standards related to audit committees. The current Audit Committee charter is available in the Investor Relations section on FNCB’s website at www.fncb.com by clicking on Investor Relations, Corporate Information and then on Governance Documents under the heading “Audit Committee Charter.” The principal duties of the Audit Committee, as set forth in its charter, include reviewing and discussing the audited financial statements with management and the independent registered public accounting firm and, based on such reviews and discussions, recommending to the Board of Directors that the audited financial statement be included in FNCB’s annual report on Form 10-K; reviewing significant audit and accounting principles, policies and practices; reviewing the effectiveness of the internal audit function; reviewing reports of examination received from regulatory authorities; and reviewing the performance and independence of and recommending, annually, to the Board of Directors the engagement of an independent registered public accounting firm.

Currently, the Board has identified Thomas J. Melone, CPA as the Audit Committee financial expert. Mr. Melone qualifies as a financial expert based on his extensive accounting experience as a certified public accountant and as a partner of the Albert B. Melone Company Certified Public Accountants.

AUDIT COMMITTEE REPORT

To the Shareholders of FNCB Bancorp, Inc.:

The Audit Committee provides oversight of FNCB’s financial reporting process on behalf of the Board of Directors. Management is responsible for the financial statements and the financial reporting process, including internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the financial statements in the annual report with management, including a discussion of the quality, not just acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed with the independent registered public accounting firm its judgments as to the quality, not just the acceptability, of FNCB’s accounting principles, and such other matters as required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (PCAOB). The independent registered public accounting firm is responsible for expressing an opinion about whether the financial statements that have been prepared by management, with Audit Committee oversight, are fairly presented, in all material respects, in conformity with accounting principles generally accepted in the United States of America and whether management has maintained effective internal control over financial reporting. In addition, the Audit Committee has received and reviewed with the independent registered public accounting firm the written disclosures and the letter required by the PCAOB regarding its communications with the Audit Committee concerning its independence from management and FNCB, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee discussed with FNCB’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent registered public accounting firm together and seperately, with and without management present, to discuss the results of their examinations, their evaluations of FNCB’s internal controls and the overall quality of FNCB’s financial reporting.

Based on these discussions, the Audit Committee has recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission.

Audit Committee:

Thomas J. Melone, CPA, Chairman	Keith W. Eckel
William G. Bracey	Kathleen McCarthy Lambert, CPA
Louis A. DeNaples, Jr., M.D.	John P. Moses, Esq.

DIRECTOR COMPENSATION

The following table sets forth information regarding compensation paid to, or earned by, non-employee directors of FNCB during the fiscal year ended December 31, 2017, for service as members of FNCB’s and the Bank’s Boards of Directors as applicable. Directors who also are FNCB or Bank employees (currently Mr. Champi) do not receive any compensation or other fees for service as a Board member.

Name	Fees Earned or Cash Paid	Stock Awards	Option Awards	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation	Total
William G. Bracey	$30,000	$-	$-	$-	$-	$30,000
Gerard A. Champi	-	-	-	-	-	-
Joseph Coccia	30,000	-	-	-	-	30,000
Dominick L. DeNaples	30,000	-	-	-	-	30,000
Joseph L. DeNaples (1)	7,500	-	-	-	-	7,500
Louis A. DeNaples	30,000	-	-	-	-	30,000
Louis A. DeNaples, Jr., M.D.	30,000	-	-	-	-	30,000
Vithalbhai D. Dhaduk, M.D. (1)	7,500	-	-	-	-	7,500
Keith W. Eckel	30,000	-	-	-	-	30,000
Kathleen McCarthy Lambert (1)	7,500	-	-	-	-	7,500
Thomas J. Melone	30,000	-	-	-	-	30,000
John P. Moses	30,000	-	-	12,306	-	42,306

 ____________________________________

(1)	Elected as a director on September 27, 2017

Directors receive no remuneration for attendance at FNCB’s board meetings. All non-employee members of the Bank’s Board of Directors receive an annual retainer of $30,000, payable at a rate of $2,500 per month, for each month or portion thereof that the director serves as a director of the Bank. The aggregate amount of director fees paid in 2017 was $262,500. Members of committees of the Board of Directors of FNCB or the Bank, as applicable, do not receive fees for attending meetings of those committees.

Directors serving on the Board of Directors of the Bank are entitled to participate in the Bank’s Deferred Compensation Plan. Under the Deferred Compensation Plan, directors may voluntarily defer up to 50% of the director fees paid to them for service on the Board of Directors of the Bank. For additional information regarding the Deferred Compensation Plan, refer to “Executive Compensation — Compensation Disclosure and Analysis - Deferred Compensation Plan.”

Directors’ Stock Plan

Directors who are not employees or officers of FNCB or the Bank are eligible to participate in the LTIP. No awards have been made to directors under the LTIP.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

FNCB is committed to responsible compensation practices and strives to balance sound risk management with the need to attract, hire, motivate and retain executive team members who will maximize successful performance. FNCB intends to provide executives with a balanced mix of fixed and variable pay. The purpose of all incentive plans is to motivate, reward and reinforce performance and achievement of team and/or individual goals in support of FNCB’s strategic objectives for growth and profitability. They provide the opportunity for reward for meeting and exceeding established financial goals as well as recognition of individual achievements.

This Compensation Discussion and Analysis and the series of tables that follow contain information about the compensation earned or paid in 2017 to FNCB’s named executive officers. At December 31, 2017, the following individuals were serving as our named executives:

●	Mr. Gerard A. Champi, the President and Chief Executive Officer and PEO of FNCB
●	Mr. James M. Bone, Jr., the Chief Financial Officer/Treasurer and PFO of FNCB
●	Mr. Brian C. Mahlstedt, Chief Lending Officer of the Bank
●	Ms. Mary Griffin Cummings, the General Counsel of the Bank
●	Ms. Lisa L. Kinney, the Retail Lending Officer of the Bank

2017 Key Strategic and Financial Highlights

FNCB continued to execute its strategic goals in 2017 and delivered strong operating performance due largely to organic loan growth, improved earning asset yields, effective funding cost management and continued focus on improving efficiency and maintaining stable non-interest expense levels. We are extremely pleased with the following key strategic and financial highlights for 2017:

●	Named to the 2018 OTCQX Best 50 List;

●	Increased annual shareholder dividends $0.04 per share, or 44.4%;

●	Total loans, gross increased $39.3 million, or 5.4%, comparing December 31, 2017 and 2016;

●	Tax-equivalent net interest margin improved 10 basis points to 3.23% in 2017 from 3.13% in 2016;

●	Reduced balance sheet leverage by accelerating a $5.0 million principal payment on FNCB’s subordinated debt originally due September 1, 2018 to September 1, 2017; and

●	Announced a comprehensive, multi-year branch network optimization program to strengthen, better position and expand our market coverage.

Executive Compensation Philosophy and Objectives

The overall executive compensation philosophy and strategy and primary objective of the Board of Directors with respect to executive compensation at FNCB is to provide a total compensation package that meets a number of interrelated goals. FNCB’s compensation package is designed to:

●	Be balanced and competitive in the external market in a manner consistent with FNCB’s size and industry;

●	Correlate with FNCB’s strategic business plan;

●	Align the interests of executives with those of shareholders;

●	Drive superior performance and reward executives for achievement;

●	Enable FNCB to attract, motivate, develop and retain key executives whose experience, expertise and abilities will promote FNCB’s performance for the benefit of its shareholders without encouraging undue risk-taking that could materially threaten the safety and soundness of FNCB;

●	Achieve an appropriate mix of fixed and variable compensation;

●	Equally support annual and long-term financial and strategic performance objectives as well as the stability of the organization;

●	Ensure compliance with applicable regulations;

●	Deliver executive compensation in a manner that is prudent and cost-effective; and

●	Support the mission, vision and values of FNCB.

Design of Compensation Program

In 2017, executive compensation decisions were made by the Compensation Committee of the Board of Directors. The Compensation Committee’s fundamental policy is to provide our executive officers with competitive compensation for their positions and to provide opportunities based upon their contributions to FNCB’s development and financial success in accordance with the overall design of FNCB’s compensation package.

The Role of Outside Consultant

The Compensation Committee engages Mosteller and Associates, a Pennsylvania-based human resources consulting firm, to conduct periodic reviews on executive compensation. Mosteller and Associates conducted a review in 2016, which included: (1) a market review of FNCB’s compensation for the named executive officer positions in comparison to the compensation levels of executive positions at similar financial institutions; and (2) recommendations for enhancements to FNCB’s overall executive compensation programs. Mosteller and Associates’ 2016 review served as a foundation for executive compensation decisions in 2017.

The Compensation Committee continues to engage Mosteller and Associates to provide consulting services on an ongoing basis, advising on executive and broad-based compensation matters. Mosteller and Associates was chosen because of its expertise in the field of human resources and the financial services industry in FNCB’s geographic footprint. The Compensation Committee has evaluated the independence of Mosteller and Associates under the applicable standard set forth in the NASDAQ rules and concluded that Mosteller and Associates is independent considering the appropriate factors.

The Role of Management

The Compensation Committee makes, or has final approval authority regarding, all compensation decisions with respect to each of our executives. Input from management, including the President and Chief Executive Officer and the Human Resources Officer, along with FNCB’s external consultants was critical for the Board of Directors and Compensation Committee in making informed and appropriate decisions regarding compensation for executive officers other than the President and Chief Executive Officer. The Compensation Committee has the sole responsibility for setting the compensation for our President and Chief Executive Officer. For 2017, input from management included:

●	Performance summaries for management team members and recommendations regarding compensation; and

●	Data and recommendations for changes necessary to ensure the continued market competitive nature of FNCB’s overall compensation package and/or the individual components of executive compensation.

Each member of management excuses himself or herself from all Board and Compensation Committee discussions of that individual’s compensation.

Benchmarking and Peer Group

During 2017, the Compensation Committee utilized the following peer group to provide comparative market data for executive compensation pay levels. The peer group, which is based on industry, asset size, organizational structure, performance levels and geographic location, included financial organizations from the Mid-Atlantic States with asset size ranging from approximately $730 million to $1.8 billion. The Compensation Committee believes these companies were an appropriate group to use to benchmark compensation for 2017.

ACNB Corporation	ESSA Bancorp, Inc.	Norwood Financial Corp.
Ameriserve Financial, Inc.	Fidelity D & D Bancorp, Inc.	Orrstown Financial Services, Inc.
Chemung Financial Corporation	First Keystone Corporation	Penns Woods Bancorp, Inc.
Citizens and Northern Corporation	First United Corporation	Peoples Financial Services Corp.
Citizens Financial Services	Franklin Financial Services Corporation	QNB Corp.
Codorus Valley Bancorp, Inc.	Mid Penn Bancorp, Inc.

Material Differences in Named Executive Officers’ Compensation

The Compensation Committee considers the following factors, among others, when making executive compensation decisions:

●	Compensation philosophy and strategy;
●	Individual performance relative to goals;
●	Corporate performance;
●	Budgetary constraints;
●	Regulatory requirements;
●	Competitive market data for the individual position;
●	Best practices in the marketplace;
●	Ability to retain and attract executive employees;
●	External economic and industry environment; and
●	Risk assessment considerations.

The named executive officers receive base salaries and incentives commensurate with their positions, responsibilities and accomplishments. In determining the appropriate types and amounts of compensation for the President and Chief Executive Officer each year, the Compensation Committee evaluates both corporate and individual performance. The corporate factors include the financial performance of FNCB as a whole, including return on shareholders’ equity, return on assets, asset quality and trends in the foregoing measures, the performance of FNCB’s stock price, comparative results achieved by FNCB’s peer group institutions, and progress in realizing FNCB’s long-term strategic plan. The individual factors include initiation and implementation of successful business strategies, development of an effective management team and leadership qualities.

In determining the appropriate types and amounts of compensation for the named executive officers other than the President and Chief Executive Officer, the Compensation Committee takes into consideration the officer’s experience, expected personal performance and total compensation levels for comparable positions.

Compensation Components

The compensation package for each named executive officer is comprised primarily of base salary, short-term incentives in the form of cash bonuses and long-term stock-based incentive awards. Three of the five named executive officers also receive contributions under a Supplemental Executive Retirement Plan (“SERP”). FNCB also offers executives who meet the eligibility requirements the opportunity to participate in a nonqualified deferred compensation plan, as well as a 401(k) Plan and health and welfare benefits available to all Bank employees.

Base Salary - The Bank has established salary ranges that are competitive with its peer group and the banking industry in our region. The base salary for each named executive officer is based upon responsibilities, experience, personal performance, salary levels for comparable positions in the banking industry, and internal base salary comparability considerations. Base salaries are reviewed annually and adjusted from time to time, based upon market data and assessment of FNCB and individual executive performance. Salary increases are based upon merit and are not guaranteed.

Please refer to “Executive Compensation Tables” below for additional information on compensation of FNCB’s named executive officers.

Short-Term Incentive Program/Cash Bonuses – FNCB has an Executive Incentive Plan (“EIP”) which is designed to link annual cash bonus awards to specific bank financial targets and individual performance metrics. According to the terms of the EIP, the Board of Directors is responsible for establishing the Bank-wide financial targets which are utilized to trigger funding of the EIP. The Board of Directors determines the individual performance goals used to evaluate the President and Chief Executive Officer. The President and Chief Executive Officer is responsible for establishing individual performance goals for all other executives which, in conjunction with achievement of Bank-wide financial goals, are used to determine individual awards. The EIP provides for a potential claw-back of award payments if the relevant performance measures on which they are based are restated or otherwise adjusted with a 36-month period following the public release of the financial information.

On February 22, 2017, the Board approved a performance target for purposes of the 2017 Incentive Plans (the “2017 Performance Target”). The 2017 Performance Target was the budgeted net income before income taxes for the 2017 fiscal year. Based on the Bank’s 2017 financial results in which banking net income before income taxes exceeded the budgetary target, the Board authorized the 2017 EIP to be paid in March 2018. The 2017 Performance Target for each of FNCB’s named executive officers under the EIP were as follows:

Name	Position	Target EIP Award
Gerard A. Champi	President and CEO	25% of base salary
James M. Bone, Jr. CPA	Chief Financial Officer	15% of base salary
Brian C. Mahlstedt	Chief Lending Officer	15% of base salary
Mary G. Cummings	General Counsel	10% of base salary
Lisa L. Kinney	Retail Lending Officer	10% of base salary

Long-Term Incentive Programs – FNCB has a Long-term Incentive Plan (“LTIP”). The LTIP is designed to reward directors, executives and key employees for their contributions to the long-term success of FNCB, primarily as measured by the increase in FNCB’s stock price. The LTIP authorizes the Board to grant up to 1.2 million shares of FNCB’s common stock over a 10-year period, which can be in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares.

FNCB believes that stock ownership by management and equity-based performance compensation arrangements are useful tools to align the interests of management with those of FNCB’s shareholders. Where executives are shareholders themselves, the executives will realize a direct benefit by achieving the objective of maximizing shareholder value.

On February 28, 2018 and upon the recommendation of the Compensation Committee, the Board approved awards under the terms of the LTIP to executives and key employees. The 2018 grants were awarded on March 1, 2018 and were comprised solely of 57,126 shares of restricted stock, of which 29,651 shares were awarded to FNCB’s named executive officers.

Supplemental Executive Retirement Plan – The Bank provides a SERP to Messrs. Champi and Mahlstedt. The purpose of each SERP agreement was to further align shareholder interests with the compensation of these three (3) key executives and to provide them with a long-term retention incentive. The provisions of each executive’s SERP are identical except for the amounts that the Bank is required to contribute to each executive’s SERP account as described below. Each SERP is a non-qualified plan and each participant has the status of a general unsecured creditor of the Bank.

Upon execution of the SERP Agreements on September 30, 2015, each executive received a one-time contribution to their SERP account. Mr. Champi received $50,000, Mr. Bone received $50,000 and Mr. Mahlstedt received $30,000. Each SERP provides for required annual contributions by the Bank to each executive’s SERP account as follows: Mr. Champi, $35,000, Mr. Bone, $25,000 and Mr. Mahlstedt, $20,000.

Each executive is also eligible to receive an annual Performance Based Contribution to their SERP account. Should the Board authorize a payment to that executive under the terms of the EIP; each executive will receive a performance-based contribution to his or her SERP account in an amount equal to the difference between the amount that the Bank is required to contribute and the amount of such cash payment under the EIP. Should the executive not receive a payment from the EIP that exceeds the amount of the Bank’s required contribution for that fiscal year, the executive will not receive a performance-based contribution under their SERP for that year.

Each participant becomes fully vested in the fair market value of their individual SERP account upon the first to occur of the following: (1) the participant becoming disabled, (ii) the participant’s involuntary termination of employment from the Bank without cause, (iii) the participant’s death, (iv) change of control of FNCB, or (v) the participant reaching age 62 prior to a separation from service or other termination of employment.

Each executive’s SERP account is credited with interest on December 31, of each year based on the balance outstanding in each SERP account at December 31. In 2017, the plan was amended to revise the annual interest rate to be the average of the ten-year United States Treasury Bill rates in effect on and between December 1 and December 15 with a minimum annual rate of 3%. For 2017, the annual interest rate applied to each executive’s SERP was 3%.

Deferred Compensation Plan – In 2017, eligibility to participate in the Bank’s Director’s and Officer’s Deferred Compensation Plan, as amended (“Deferred Compensation Plan”) was amended to include all officers of the Bank employed at the beginning of a year for at least two years and who are eligible to participate in the Executive Incentive Plan. The Deferred Compensation Plan allows named executive officers who have been employed by the Bank for 10 or more years to defer up to 25% of their compensation, including base salary and cash bonuses. All other eligible named executive officers may defer up to 15% of their compensation. The Deferred Compensation Plan is designed to provide a long-term incentive to remain in the employ of the Bank.

An account for each participant is maintained and credited with deferred compensation on the date such compensation would have been paid to a participant had no election to defer been made. Each participant’s account is credited with interest on December 31, of each year based on the balance outstanding in each respective account at December 31. In 2017, the plan was amended to revise the annual amount of interest credited on the account balance to be an average of the ten-year United States Treasury Bill rates in effect on and between December 1 and December 15 with a minimum rate of 3%. For 2017, interest was credited to each participant’s account using an annual rate of 3%.

The Bank’s obligation under the Deferred Compensation Plan is an unfunded and unsecured promise to pay. As such, participants’ account balances, including those of each of the named executive officers, in the Deferred Compensation Plan are unsecured and at-risk, meaning the balances are subject to the Bank’s creditors.

Participants, including each of the named executive officers, are immediately vested in their account balance in the deferred compensation plan. The benefit payments to be made to a participant under the Deferred Compensation Plan begin on the first business day of the month after the participant’s “normal retirement date,” which is the date on which a participant reaches age 60, the date on which he has been a participant for five years, or his or her termination of service, whichever is later. “Termination of service” means the participant’s ceasing to serve as a director or officer of the Bank for any reason whatsoever, voluntary or involuntary, including by reason of death or disability. The participant will receive equal monthly or annual installments over the period chosen, the amount of such payments being determined by annuitizing the amount in his/her Deferred Compensation Plan account, plus interest.

Distributions are paid in a lump sum or in annual or monthly installments according to the participant’s designation, provided, however, that the Bank may, subject to approval by the Board of Directors, pay the participant’s deferred compensation account in annual payments upon such Participant’s termination of service. All distributions are also subject to any regulatory requirements, as in effect from time to time.

Profit Sharing Plan – The Bank has a 401(k) Profit Sharing Plan (the “401(k) Plan”), a tax qualified retirement savings plan pursuant to which the Bank’s employees, including the named executive officers, can make pre-tax or Roth contributions from their cash compensation. The 401(k) Plan provides for a discretionary employer contribution, which is determined each year by the Board of Directors, in the form of profit sharing. The Board of Directors did not declare a profit sharing contribution for the 2017 fiscal year.

The 401(k) Plan permits the Bank to match employee 401(k) contributions to employees who are 21 on the first day of the month following their day of hire. The Board of Directors has approved a 100% match of employee salary deferrals up to 2% for each employee. Effective July 1, 2017, the Bank’s matching contribution was enhanced to be 100% of salary deferral up to 2% and 50% of salary deferral at 3%. The terms of the Bank’s matching contribution are subject to amendment at the Board of Director’s discretion.

Additional Employee Benefit Plans – The Bank also provides additional benefit programs to employees, including the named executive officers, including health, vision and dental insurance, group-term life insurance, long-term and short-term disability insurance and an employee assistance program.

Supplemental Life Insurance for Certain Executive Officers – Certain executive officers also participate in FNCB’s supplemental executive life insurance plan which provides a split-dollar share of death benefits to the executive’s beneficiary, depending upon the executive’s eligibility to receive payments. The plan is funded with bank-owned life insurance and is used to provide an additional benefit to certain executives with a minimal cost to FNCB. Split-dollar life insurance plans are widely available in the banking industry, because it allows the employer to recover its plan costs upon the death of the executive, and the executive’s beneficiary to receive a split of the insurance proceeds.

These benefits are provided to further incent longevity with FNCB and to provide an executive benefit package that is fully competitive within FNCB’s industry and market place. The costs of providing such benefits to all eligible employees are not considered when determining specific salaries of the named executive officers and are seen as a worthwhile investment in employees that will help keep the employee productive and engaged.

Perquisites – FNCB provides a company-owned vehicle to several of the named executive officers, as their positions require travel offsite frequently for Bank business. The provision of a company-owned vehicle to these individuals is viewed by the Board of Directors as a normal benefit in the highly competitive financial services industry.

Country club membership dues paid by FNCB for certain of FNCB’s named executive officers are used to attract, retain and expand customer relationships. Country club memberships are viewed as an important resource for certain named executive officers to further the business of the Bank.

Employment and Severance Arrangements – On September 30, 2015 and upon the recommendation of the Compensation Committee, the Board of Directors authorized Employment Agreements (“Agreements”) for Messrs. Champi, Bone and Mahlstedt. Accordingly, on October 1, 2015, FNCB and the Bank entered into an Employment Agreement with Mr. Bone and the Bank entered into Employment Agreements with Mr. Champi and Mr. Mahlstedt. Employment Agreements are commonly used by the banking industry and by FNCB’s peer group to define an overall compensation package that is aligned with shareholder interests and to retain key executives. There were no written Employment Agreements in place prior to October 1, 2015. Below is a summary of each executive’s Agreement.

The provisions under the Employment Agreements for Mr. Champi, Mr. Bone and Mr. Mahlstedt are identical in all respects except for each executive’s base salary. The base salaries for each executive as specified in the 2015 Agreements were: Mr. Champi, $252,500; Mr. Bone, $207,000 and Mr. Mahlstedt, $192,000. Each Agreement specifies that the base salary is subject to annual review by the Compensation Committee and the Board. Each of these executives have received salary adjustments subsequent to October 1, 2015.

Each Agreement states that the executive is eligible to participate in the EIP and LTIP according to the terms of those Plans. The Agreement also states that each executive will be provided with a SERP whose terms are described elsewhere in this document. The Agreement specifies that each executive will be reimbursed for annual country club dues and use of a Bank provided automobile.

Each executive’s Agreement has a term of three years, with consideration for an annual renewal of an additional three years on March 31st of each calendar year.

In the event of a Change of Control during which his employment with the Bank is terminated “without cause” (as defined in the Agreements), i) within 120 days immediately prior to and in conjunction with a Change in Control or within one year following consummation of a Change in Control or ii) the terms and conditions of his position are substantially altered as defined in the Agreement, each executive will receive a total severance payment equal to 2.99 years base salary at the highest rate in effect during the 12-month period immediately preceding his last day of employment plus the average Executive Incentive Plan cash award received over the last three preceding years. Each executive will remain eligible to participate in the Bank’s medical benefits program while receiving severance.

In the event that the executive is released “without cause” while the Agreement is in effect, he will receive a total severance payment equal to 2.99 years base salary at the highest rate in effect during the 12-month period immediately preceding his last day of employment plus the average cash award paid to him over the last three preceding years from the EIP.

Each executive will remain eligible to participate in the Bank’s medical benefits program while receiving severance from either involuntary separation not for cause or because of a Change of Control (as defined in the Agreements).

Each executive’s Agreement would terminate upon his death except that any remaining separation payments due to the executive as a result of a change of control or involuntary separation not for cause will be paid to the executive’s beneficiary.

Each executive’s Agreement includes a non-compete clause which will be in effect for twelve months after an involuntary separation by the Bank or after a Change of Control termination as defined in his Agreement.

Prior Plans

During 2016, FNCB had in place a stock incentive plan, the 2000 Stock Incentive Plan (the “Stock Incentive Plan”), which expired on August 30, 2010. Only incentive stock options were ever awarded under the Stock Incentive Plan, and no additional awards have been granted from the Stock Incentive Plan since its expiration. The expiration of the Stock Incentive Plan did not affect any awards outstanding as of the expiration date.

The exercise price of qualified stock options under the Stock Incentive Plan was not permitted to be less than 100% of the fair market value of the common stock on the date of grant, as determined in the Stock Incentive Plan.

Under the Stock Incentive Plan, the time period during which any qualified incentive stock option is exercisable, as determined by the Compensation Committee, did not commence before the expiration of six (6) months or continue beyond the expiration of ten (10) years after the date such option is awarded.

Tax and Accounting Considerations

To the extent the recipient of an incentive award recognizes ordinary income, generally FNCB will be entitled (subject to the requirement of reasonableness, the provisions of Code Section 162(m), and the satisfaction of any tax reporting obligations) to a corresponding income tax deduction. Wherever possible, FNCB structures compensation for its executive officers in a way that preserves tax deductibility under Section 162(m).

FNCB does not generally consider the tax consequences to named executive officers of cash compensation or of equity-based compensation, though it considers the tax treatment to FNCB for non-qualified options and the non-qualifying disposition of qualified options to be favorable.

Pay Ratio Disclosure

In accordance with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), FNCB is required to include the pay ratio of Gerard A. Champi, our Chief Executive Officer, to the median employee in our Proxy Statement. This ratio is calculated in accordance with SEC requirements pursuant to Item 402(u) of Regulation S-K. We have identified the median employee by examining the 2017 total cash compensation for all employees, excluding Mr. Champi, who were under our employment as of December 31, 2017. We included all permanent full-time and part-time employees. Compensation was annualized for employees who were not employed with FNCB for all of 2017. However, compensation was not annualized for part-time employees. We believe the use of total cash compensation for all employees is a consistently applied compensation measure.

After identifying the median employee based on total cash compensation, we calculated annual total compensation for such employee using the same methodology as that used for our named executive officers, specifically our Chief Executive Officer, as set forth in the 2017 Summary Compensation Table provided on page 35 in this Proxy Statement. For 2017, the median of the annual total compensation of all employees (other than Mr. Champi) was $38,467 and the annual total compensation of Mr. Champi, as reported in the Summary Compensation Table, was $592,708. Based on this information, for 2017, the ratio of the annual total compensation of Mr. Champi to the median of the annual total compensation of all employees was 15.4 to 1.

Inter-Relationship of Elements of Total Compensation and Outcome of 2017 Say-on-Pay Vote

FNCB’s executive compensation philosophy and strategy is intended to be competitive in the marketplace to reward executives for strong performance through multiple compensation vehicles. All of the components are balanced, integrated, and designed to provide a total compensation environment which will enhance the executives’ relationship with FNCB and support the growth of overall shareholder value.

The various elements of the total compensation package are subtly interrelated but are intended to focus the executive on both short-term and long-term performance of FNCB. While there is not a direct relationship between components, if in a given year the Board of Directors or Compensation Committee decides, for purposeful reasons, to “overweight” one component of total compensation (as compared to the market) they may “underweight” another so that total compensation remains competitive.

FNCB provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation, commonly referred to as a say-on-pay vote. At FNCB’s Annual Meeting of Shareholders held in May 2017, approximately 96.5% of the votes cast on the say-on-pay proposal at the meeting were voted in favor of our executive compensation program. The Compensation Committee believes this vote affirms the shareholders’ support of FNCB’s approach to executive compensation; however, the Compensation Committee will continue to oversee the executive compensation programs consistent with objectives set forth herein and consider the outcome of FNCB’s future say-on-pay votes, regulatory changes and best practices in the industry when making future compensation decisions for the named executive officers.

Equity Ownership Guidelines

FNCB has no equity or security ownership requirements or guidelines for executive officers. However, all FNCB’s executive officers own common stock, restricted stock or options to purchase common stock pursuant to its equity compensation plans. Pursuant to FNCB’s bylaws, shareholders who submit proposals for inclusion in FNCB’s proxy statement must disclose details regarding hedged positions.

Risk Analysis of Incentive Compensation Programs

During 2017, the Compensation Committee evaluated FNCB’s compensation policies and practices for its employees and concluded that its compensation programs (1) are appropriately structured to reward prudent risk taking, (2) do not encourage or promote inappropriate risk taking, (3) do not pose a material risk to FNCB, and (4) are not reasonably likely to have a material adverse effect on FNCB. The Compensation Committee presented their findings to the Board of Directors during January 2018. The Compensation Committee intends to conduct an annual risk analysis of the Incentive Compensation Programs.

Compensation Committee Report

The following report is not deemed to be “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by FNCB under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act. The Compensation Committee of FNCB’s Board of Directors (collectively, the “Committee”) submitted the following report for inclusion in this proxy statement:

Our Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in FNCB’s Annual Report on Form 10-K for fiscal year 2017 and this proxy statement for the 2018 annual meeting of shareholders for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the Compensation Committee as of April 6, 2018:

Louis A. DeNaples, Jr., M.D., Chairman	Vithalbhai D. Dhaduk, M.D.
William G. Bracey	Thomas J. Melone, CPA
Joseph L. DeNaples, Esq.	John P. Moses, Esq.

Summary Compensation Table

Shown below is information concerning the annual compensation for services in all capacities to FNCB and the Bank for the fiscal years ended December 31, 2017, 2016, and 2015 paid to or earned by our named executive officers for 2017.

Name and Principal Position	Year	Salary	Non Equity Incentive Plan Awards (1)	Stock Awards (2)	Change in pension value and non- qualified deferred compensation earnings (3)	All Other Compensation	Total
Gerard A. Champi, President and Chief	2017	$320,500	$80,000	$80,000	$15,590	$96,618	$592,708
Executive Officer of FNCB and the Bank and	2016	275,477	80,000	52,535	7,986	96,269	512,267
former Chief Operating Officer of the Bank (4)	2015	252,292	45,000	72,133	5,614	65,545	440,584

James M. Bone, Jr., Executive Vice President	2017	$230,000	$40,000	$40,003	$4,853	$54,855	$369,711
and Chief Financial Officer/Treasurer	2016	222,333	40,000	35,945	2,212	51,975	352,465
of FNCB and the Bank	2015	206,746	38,000	58,333	710	62,557	366,346

Brian C. Mahlstedt, Executive Vice President	2017	$205,000	$37,000	$36,998	$5,486	$50,024	$334,508
and Chief Lending Officer of the Bank	2016	205,408	37,000	33,180	2,649	48,836	327,073
	2015	189,885	35,000	52,008	1,505	41,131	319,529

Mary C. Cummings, Senior Vice President	2017	$172,500	$18,000	$17,997	$-	$3,810	$212,307
and General Counsel of the Bank	2016	174,288	18,000	17,143	-	3,666	213,097
	2015	162,823	18,000	27,571	-	1,254	209,648

Lisa L. Kinney, Senior Vice President	2017	$142,500	$14,000	$14,002	$909	$5,561	$176,972
and Retail Lending Officer of the Bank	2016	144,208	14,000	13,825	550	5,328	177,911

________________________

(1) The amounts listed represent the amounts earned by the named executive officers under FNCB’s EIP for each fiscal year.

(2) The amounts listed represent the grant date fair market value of the shares computed in accordance with ASC Topic 718. Additional information about FNCB’s accounting for stock-based compensation is contained in Note 2 and Note 13 of FNCB’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2017.

(3) The amounts listed reflect on the earnings on the balances in the named executive officers non-qualified deferred compensation plan and SERP accounts.

(4) Mr. Champi was appointed President and Chief Executive Officer of FNCB and the Bank effective July 1, 2016. Previously, Mr. Champi served as Chief Operating Officer of FNCB and the Bank.

The following table provides the detail for the amount presented under “All Other Compensation” paid to or earned by each of FNCB’s named executive officers for the 2017 fiscal year.

	Gerard A.	James M.	Brian C.	Mary C.	Lisa L.
Benefits and Perquisites	Champi	Bone, Jr.	Mahlstedt	Cummings	Kinney
FNCB annual contributions to SERP	$35,000	$25,000	$20,000	$-	$-
FNCB performance-based contribution to SERP	45,000	15,000	17,000	-	-
FNCB contributions to 401(k) Plan	5,754	5,953	5,342	3,810	3,130
Automobile allowance	3,310	3,167	3,212	-	2,431
Country club dues	7,135	5,250	4,470	-	-
Other	419	485	-	-	-
Total	$96,618	$54,855	$50,024	$3,810	$5,561

Grants of Plan-Based Awards

The following table provides information about equity and non-equity incentive plan awards granted to our named executive officers for the year ended December 31, 2017. The non-equity awards were made under the terms of FNCB’s EIP, subject to the satisfaction of 2017 performance objectives, and were paid in 2018.

		Estimated Future Payouts Under
		Non-Equity Incentive Plan Award (1)				All Other Stock Awards
						Number of		Grant Date
						Shares of		Fair Value of
		Target	Stretch	Maximum	Actual Award	Stock or Units		Stock Awards
Name	Grant Date	($)	($)	($)	($)	(#)		($)
Gerard A. Champi		$80,125	$104,163	$112,175	$80,000
	3/1/2017					11,713	(2)	$80,000

James M. Bone, Jr., CPA		$34,500	$44,850	$48,300	$40,000
	3/1/2017					5,857	(2)	$40,003

Brian C. Mahlstedt		$30,750	$39,975	$43,050	$37,000
	3/1/2017					5,417	(2)	$36,998

Mary G. Cummings		$17,250	$22,425	$24,150	$18,000
	3/1/2017					2,635	(2)	$17,997

Lisa L. Kinney		$14,250	$18,525	$19,950	$14,000
	3/1/2017					2,050	(2)	$14,002

_______________________

(1) The amounts represent target, stretch, maximum and actual awards under the EIP, which equal a specified percentage of base salary in effect on December 31 of the year before payment is made. The EIP awards earned by the named executive officers for 2017 were paid 2018 and are set forth in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

(2) Shares of restricted stock granted pursuant to the 2013 LTIP. For Messrs. Champi, Bone and Mahlstedt, and Ms. Cummings and Ms. Kinney the shares of stock vest ratably over 5 years. Unvested shares of restricted stock are subject to forfeiture upon termination of employment for any reason. For employees who retire in good standing, all unvested restricted stock vests on a pro rata basis for the number of months since the immediately preceding vesting date and the total number of months remaining in the restricted period. Unvested shares of restricted stock do not have voting or dividend rights.

FNCB’s equity compensation plans include a Stock Incentive Plan which was approved by shareholders on May 16, 2001. This Plan expired on August 30, 2010 and there were no stock options awarded under this Plan in 2017, 2016 or 2015.

On March 1, 2017, the Board of Directors granted awards of restricted stock to executive officers under the terms of the LTIP.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the equity awards FNCB has made to our 2017 named executive officers which were outstanding at December 31, 2017. All options were granted with an exercise or base price of 100% of market value as determined in accordance with the applicable plan. The number of shares subject to each award as well as the exercise and/or base price has been adjusted to reflect all stock dividends and stock splits effected after the date of such award but have not otherwise been modified.

	Outstanding Equity Awards at Fiscal Year End
	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Gerard A. Champi	5,600	-	$10.81	1/5/2019	22,213	(2)	$162,155

James M. Bone, Jr.	4,000	-	$10.81	1/5/2019	13,557	(2)	$98,966

Brian C. Mahlstedt	-	-	-	-	12,417	(2)	$90,644

Mary G. Cummings	-	-	-	-	6,285	(2)	$45,881

Lisa L. Kinney	1,600	-	$10.81	1/5/2019	5,134	(2)	$37,478

_____________________________

(1) All options listed in this table are fully vested.

(2) Shares of restricted stock granted to all the named executive officers generally vest in five equal installments over a five-year period on May 15 of each year.

(3) Based on the closing market value of FNCB’s common stock on December 31, 2017 of $7.30 per share, as reported on the OTCQX for the last trading day of the year.

Options Exercised and Stock Vested

None of our 2017 named executive officers exercised any options during 2017. The following table provides additional information about the value realized by our 2017 named executive officers from stock awards that vested during 2017.

	Stock Awards
	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting
Name	(#)	($)(1)
Gerard A. Champi	9,434	$64,728
James M. Bone, Jr.	7,300	$50,080
Brian C. Mahlstedt	6,133	$42,088
Mary G. Cummings	3,518	$24,133
Lisa L. Kinney	3,084	$21,154

(1) Due to the illiquid nature of FNCB’s common stock, the value realized on the restricted stock is the fair value on the date of vesting as defined in the plan documents, which is an average of the high and low prices for FNCB’s common stock for the 10 trading days preceding the grant date.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The following table provides information as of and for the year ended December 31, 2017 for Messrs. Champi, Bone and Mahlstedt regarding their participation in the Deferred Compensation Plan and the SERP. The other 2017 named executive officers did not participate in these plans during 2017. The aggregate earnings listed in this table are included in the non-qualified deferred compensation earnings column of the Summary Compensation Table. For a discussion of the types of compensation permitted to be deferred (and any limitations), the measures for calculating interest and the material terms with respect to payouts, withdrawals and other distributions, see the above discussion under the heading “Compensation Components - Deferred Compensation Plan.”

December 31, 2017
Name	Plan	Executive Contributions in Last FY	Registrant Contributions in Last FY (1)		Aggregate Earnings in Last FY (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Gerard A. Champi	Deferred Compensation	$-	$-		$10,568	$-	$362,828
	SERP: Annual Contribution	-	35,000	(1)	5,022	-	172,435
	SERP: Performance-based Contribution	-	45,000	(2)

James M. Bone, Jr.	Deferred Compensation	-	-		1,336	-	45,875
	SERP: Annual Contribution	-	25,000	(1)	3,517	-	120,745
	SERP: Performance-based Contribution	-	15,000	(2)

Brian Mahlstedt	Deferred Compensation	-	-		2,833	-	97,270
	SERP: Annual Contribution	-	20,000	(1)	2,653	-	91,082
	SERP: Performance-based Contribution	-	17,000	(2)

_________________________

(1) Amount is included in the Summary Compensation Table under the column “All Other Compensation” for the respective named executive officer.

(2) Amount represents the participant’s performance-based contribution which is equal to the participant’s non-equity incentive plan award earned under FNCB’s EIP and the participant’s annual SERP contribution for the fiscal year ended December 31, 2017. In accordance with the SERP agreement, the performance-based contribution was credited to the participant’s account on February 22, 2018, the date the Compensation Committee certified the amount of the Participant’s award under the EIP. The award is contingent upon the Participant being employed by FNCB on such date. Amount is included in the Summary Compensation Table under the column “All Other Compensation” for the respective named executive officer.

(3) Amount is included in the Summary Compensation Table under the column “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” for the respective named executive officer.

Directors’ and Officers’ Deferred Compensation Plan

Our 2017 named executive officers and all other participants are vested in their account balances in the Deferred Compensation Plan. As such, upon ceasing to serve as an officer of FNCB for any reason whatsoever, voluntary or involuntary, including involuntary termination for cause, termination on a change of control, voluntary termination, early retirement or because of death or disability, the amount of the Deferred Compensation Plan account balance of such named executive officer will be payable pursuant to the terms of the Deferred Compensation Plan. Amounts payable under the Deferred Compensation Plan are unsecured, unfunded obligations of the Bank. Information regarding amounts to which our 2017 named executives would be entitled under any such termination scenario, in the event of a termination as of December 31, 2017, are set forth in the preceding table. See the narrative detail above under “Compensation Discussion & Analysis — Deferred Compensation Plan” for additional information on the timing of such payments, which are subject in part to an election by such officer, and the age and length of such officer’s service with FNCB.

Equity Incentive Plans

Options issued under the Stock Incentive Plan are subject to accelerated vesting and remain exercisable upon the occurrence of certain change of control events; all currently outstanding stock options under the Stock Incentive Plan are fully vested. In addition, any such stock option awards may remain exercisable for up to three months (or longer in the case of death or disability) upon the termination of any of FNCB’s named executive officers’ employment for any reason. As of April 6, 2018, based on the closing market price of $9.25 per share, the exercise price of all options held by executive officers is greater than the current market price per share. Therefore, FNCB does not expect that the options would be exercised upon a change in control or termination of employment.

Notwithstanding any other provisions of the LTIP, and except as otherwise provided in an award agreement, if there is a change in control, all stock-based awards granted under the LTIP will immediately vest 100% for each Participant, including incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units. However, no stock-based award granted or made during a period when FNCB is subject to FDIC Part 359 golden parachute requirements will be subject to acceleration of vesting pursuant to the LTIP. In addition, no stock-based awards, whenever granted or made, will vest if the Change in Control occurs during a period when FNCB is subject to FDIC Part 359.

The foregoing narrative regarding payments on a change in control or other termination of employment does not reflect payments that would be provided to each named executive officer under the 401(k) Plan following termination of employment, or under FNCB’s disability or life insurance plan in the event of death or disability, as applicable, on the last business day of the fiscal year ended December 31, 2017 because these plans are generally available to all regular salaried employees.

Equity Compensation Plan Information

The Stock Incentive Plan expired on August 30, 2010, and as such, no new grants of awards have been or will be made pursuant to this Plan.  Options outstanding under the Stock Incentive Plan, however, can be exercised up to ten years following their date of grant; accordingly, exercisable options remain outstanding.

The following table summarizes FNCB’s equity compensation plan information as of December 31, 2017. Information is included for both equity compensation plans approved by FNCB shareholders and equity compensation plans not approved by FNCB shareholders.

	Number of	Weighted Average	Securities Remaining
	Securities to be	Exercise Price	Available for Future
	Issued upon Exercise of	of Outstanding	Issuance Under Equity
	Outstanding Options,	Options, Warrants	Compensation Plans (Excluding
	Warrants, and Rights (1)(2)	and Rights (1)(2)	Securities in Column [a]) (2)
Plan Category	[a]	[b]	[c]
Equity compensation plans approved by FNCB Bancorp, Inc. shareholders	19,200	$10.81	-

Equity compensation plans not approved by FNCB Bancorp, Inc. shareholders (3) (4) (5) (6)	-	-	2,450
Total	19,200	$10.81	2,450

____________________________

(1)  The number of shares to be issued upon exercise of outstanding options and the weighted average exercise price includes any options that become exercisable within sixty (60) days after December 31, 2017.

(2)   FNCB’s equity compensation plans include the Stock Incentive Plan which was approved by shareholders on May 16, 2001.  All share and per share information has been adjusted to reflect prior stock dividends paid.

(3) On December 17, 2012, 15,050 common shares were issued to FNCB employees under the 2012 Employee Stock Grant Plan.  Recipients of grants made pursuant to the 2012 Employee Stock Grant Plan may not sell the shares granted under this plan until after January 1, 2014. The Board of Directors authorized the grant of up to 16,000 common shares, but FNCB does not intend to issue any additional shares pursuant to this plan.

(4) On December 2, 2013, 14,400 common shares were issued to FNCB employees under the 2013 Employee Stock Grant Plan.  Recipients of grants made pursuant to the 2013 Employee Stock Grant Plan may not sell the shares granted under this plan until after January 1, 2015. The Board of Directors authorized the grant of up to 15,000 common shares, but FNCB does not intend to issue any additional shares pursuant to this plan.

(5) On December 1, 2014, 12,850 common shares were issued to FNCB employees under the 2014 Employee Stock Grant Plan.  Recipients of grants made pursuant to the 2014 Employee Stock Grant Plan may not sell the shares granted under this plan until after January 1, 2016. The Board of Directors authorized the grant of up to 13,500 common shares, but FNCB does not intend to issue any additional shares pursuant to this plan.

(6) On November 25, 2015, 13,300 common shares were issued to FNCB employees under the 2015 Employee Stock Grant Plan Recipients of grants made pursuant to the 2015 Employee Stock Grant Plan may not sell the shares granted under this plan until January 1, 2017. The Board of Directors authorized the grant of up to 13,550 common shares, but FNCB does not intend to issue any additional shares under this plan.

Potential Payments upon Termination or Change in Control

The table below summarizes the payments our 2017 named executive officers would receive if they were terminated as of, or a change in control occurred on, December 31, 2017.

				Before Change in Control		After Change in Control
		Termination for Death or Disability	Involuntary Termination for Cause	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination without Cause	Voluntary Termination for Good Reason
Gerard A Champi	Severance (2)	$0	$0	$972,732	$0	$972,732	$972,732
	Welfare continuation (3)	$0	$0	$15,088	$0	$15,088	$15,088
	Restricted stock vesting (1)	$80,541	$0	$80,541	$0	$80,541	$80,541
	SERP payout	$172,435	$0	$172,435	$0	$172,435	$172,435
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	$0	$0	($215,986)	($215,986)
	Total	$252,976	$0	$1,240,796	$0	$1,024,809	$1,024,809
James M. Bone, Jr.	Severance (2)	$0	$0	$694,265	$0	$694,265	$694,265
	Welfare continuation (3)	$0	$0	$37,077	$0	$37,077	$37,077
	Restricted stock vesting (1)	$55,728	$0	$55,728	$0	$55,728	$55,728
	SERP payout	$120,745	$0	$120,745	$0	$120,745	$120,745
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	$0	$0	($182,591)	($182,591)
	Total	$176,473	$0	$907,816	$0	$725,225	$725,225
Brian C. Mahlstedt	Severance (2)	$0	$0	$619,606	$0	$619,606	$619,606
	Welfare continuation (3)	$0	$0	$432	$0	$432	$432
	Restricted stock vesting (1)	$50,669	$0	$50,669	$0	$50,669	$50,669
	SERP payout	$91,082	$0	$91,082	$0	$91,082	$91,082
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	$0	$0	$0	$0
	Total	$141,751	$0	$761,789	$0	$761,789	$761,789
Mary C. Cummings	Restricted stock vesting (1)	$26,178	$0	$26,178	$0	$26,178	$26,178
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	$0	$0	$0	$0
	Total	$26,178	$0	$26,178	$0	$26,178	$26,178
Lisa L. Kinney	Restricted stock vesting (1)	$19,031	$0	$19,031	$0	$19,031	$19,031
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	$0	$0	$0	$0
	Total	$19,031	$0	$19,031	$0	$19,031	$19,031

(1) Restricted stock vests immediately upon change in control.

(2) For severance and welfare continuation calculation, and time and form of such payments, see “Employment and Change in Control Agreements.”

(3) Assumes no increase in the cost of welfare benefits.

Compensation Committee Interlocks and Insider Participation

Louis A. DeNaples, Jr., M.D. William G. Bracey, Joseph L. DeNaples, Esq., Vithalbhai D. Dhaduk, M.D., Thomas J. Melone and John P. Moses, Esq. currently serve as the members of the Compensation Committee. Certain employees of FNCB, as discussed under the heading “Role of Management,” participate in the deliberations of the Board concerning named executive officer compensation other than the compensation of the Chief Executive Officer. None of the members of the Compensation Committee during fiscal 2017 (i) had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of related party transactions or (ii) was an executive officer of a company of which any one of our executive officers is a director. The Compensation Committee is responsible for establishing and administering our executive compensation policies. Members of our Compensation Committee do not have any interlocks with other companies.

STOCK PERFORMANCE GRAPH AND TABLE

The following graph compares the cumulative total shareholder return (i.e. price change, reinvestment of cash dividends and stock dividends received) on FNCB’s common shares against the cumulative total return of the NASDAQ Stock Market (U.S. Companies) Index, the SNL Bank Indices for banks with $1 billion to $5 billion in assets and $500 million to $1 billion in assets, the KBW NASDAQ Regional Banking Index and the SNL Bank Pink for banks with over $500 million in total assets. The stock performance graph assumes that $100 was invested on December 31, 2012. The graph further assumes the reinvestment of dividends into additional shares of the same class of equity securities at the frequency with which dividends are paid on such securities during the relevant fiscal year. The yearly points marked on the horizontal axis correspond to December 31 of that year. FNCB calculates each of the referenced indices in the same manner. All are market-capitalization-weighted indices, so companies judged by the market to be more important (i.e. more valuable) count for more in all indices.

		Period Ending
Index	12/31/12	12/31/13	12/31/14	12/31/15	12/31/16	12/31/17
FNCB Bancorp, Inc.	100.00	287.13	198.02	173.27	202.80	249.08
NASDAQ Composite Index	100.00	140.12	160.78	171.97	187.22	242.71
SNL Bank $1B-$5B Index	100.00	145.41	152.04	170.20	244.85	261.04
SNL Bank $500M-$1B Index	100.00	129.67	142.26	160.57	216.81	264.51
KBW NASDAQ Regional Banking Index	100.00	146.85	150.41	159.31	221.46	225.34
SNL Bank Pink > $500M	100.00	143.73	148.86	160.70	222.81	234.58

PROPOSAL 2 ADVISORY VOTE ON COMPENSATION OF FNCB’S NAMED EXECUTIVE OFFICERS

Pursuant to SEC rules, our Board annually asks our shareholders to vote in favor of an advisory proposal to approve the compensation of its named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and any related material contained in this Proxy Statement.

This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse FNCB’s executive pay program and policies through a non-binding advisory vote on the following resolution:

“Resolved, that the Shareholders approve the compensation of FNCB’s named executives, as disclosed in the Compensation Discussion and Analysis, the compensation tables and any related material contained in this Proxy Statement.”

The vote on this proposal is advisory and non-binding. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Board Recommendation

FNCB’s Board of Directors recommends that shareholders vote FOR this proposal to approve, on an advisory basis, the named executive officers’ compensation as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any related information contained in this Proxy Statement. Proxies solicited by the Board of Directors will be voted in favor of PROPOSAL 2 unless shareholders specify otherwise.

PROPOSAL 3 ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF ADVISORY SHAREHOLDER APPROVAL ON EXECUTIVE COMPENSATION

SEC rules also require FNCB to give its shareholders the opportunity, at least once every six years, to indicate their preference regarding how frequently FNCB should solicit a non-binding advisory vote on the compensation of FNCB’s named executive officers as disclosed in its proxy statement.

As a shareholder you have the choice to vote for one of the following choices, as indicated on the proxy card: to hold the advisory vote on executive compensation every year, every other year, every third year, or to abstain from voting.

FNCB believes that an annual vote is best aligned with its goal to create responsible compensation practices that balance sound risk management with the need to attract, hire, motivate and retain executive team members who will maximize successful performance.

An annual vote will provide shareholders with the ability to evaluate our compensation program each year, allowing them to compare FNCB’s compensation program to its performance since the last vote. In formulating its recommendations, our Board of Directors considered that an annual, nonbinding vote on executive compensation will allow shareholders to provide regular and timely input to FNCB regarding its compensation principles, policies and practices.

Approval of the frequency at which FNCB should hold a non-binding advisory vote to approve the compensation of its named executive officers requires a majority of votes cast. The option receiving the greatest number of votes cast will be considered the frequency recommended by FNCB’s shareholders. Abstentions and broker nonvotes will not be counted as votes cast and therefore will not affect the determination as to whether the proposal is approved.

The vote on this proposal is advisory and non-binding. However, the Compensation Committee will take into account the outcome of the vote when considering the frequency at which FNCB determines to hold an advisory vote of shareholders to approve the compensation of its named executive officers.

Board Recommendation

FNCB’s Board of Directors recommends that shareholders vote FOR A ONE YEAR FREQUENCY as the frequency for which FNCB should conduct future non-binding shareholder advisory votes on executive compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

FNCB and the Bank have engaged in and intend to continue to engage in banking and financial transactions in the ordinary course of business with directors and officers of FNCB and the Bank and their affiliates on comparable terms and with similar interest rates as those prevailing from time to time for other customers not related to FNCB or the Bank. FNCB’s Code of Business Conduct and Ethics applies to all directors, officers and employees of FNCB and provides guidelines for those covered persons who may have a potential or apparent conflict of interest. Pursuant to the Code, a “conflict of interest” exists any time a covered person’s private interest interferes/conflicts, or even appears to interfere/conflict, in any way with the interests of FNCB and the Bank. Under the Code, if a conflict of interest arises, the Board must act with care to avoid even the appearance that any actions were not in the best interest of FNCB and the Bank.

Board of Directors’ approval is required for FNCB to do business with a company in which a member of the Board of Directors, an officer, an employee or a family member of a director, officer or employee owns, directly or indirectly, an interest. To identify related party transactions, each year, FNCB submits and requires its directors and officers to complete Director and Officer Questionnaires identifying any transaction with FNCB or any of its subsidiaries in which the officer or director or their family members have an interest. The Board of Directors reviews related party transactions due to the potential for a conflict of interest. Each year, FNCB’s directors and executive officers also review our Code.

Additionally, FNCB has further obligations for the review and approval of loans that are made to directors and officers pursuant to Regulation O (Loans to Executive Officers, Directors and Principal Shareholders of Member Banks) and FNCB’s written Loan Policy. Any business dealing, including extensions of credit, between FNCB or the Bank and a director or officer of FNCB or the Bank, or with an affiliate of a director or officer, other than a deposit, trust service or other product or service provided by a bank in the ordinary course of business, is required to be approved by a majority of disinterested directors. In considering a proposed insider transaction, the disinterested directors are to reasonably determine whether the transaction would be in the best interest of FNCB or the Bank and whether the terms and conditions, including price, are substantially the same as those prevailing at the time for comparable transactions with non-insiders. The responsibility for monitoring compliance with Regulation O rests with the Bank’s Credit Administration Unit and Internal Auditor as required by the Bank’s Loan Policy.

There were no loan transactions originated during 2017 which were required to be reported where such policy and procedures were not followed. Except for those loans described in more detail below, loans to directors, executive officers and their related parties (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to FNCB or Bank and (iii) did not involve more than the normal risk of collection or present other unfavorable features. Each of these transactions was made in compliance with applicable law, including the Exchange Act and the Federal Reserve Board Regulation O.

On January 27, 2016, the Board of Directors authorized the payment on March 1, 2016 of all interest that FNCB had previously been deferring on its unsecured subordinated debentures due September 1, 2019 (the “Notes”). On March 1, 2016, FNCB paid all previously deferred and accrued interest on the Notes for the period September 1, 2010 through May 31, 2015 totaling $10.8 million, which included $3.9 million that was paid to FNCB’s directors and/or their related parties. For the year ended December 31, 2016, FNCB made all quarterly interest payments due on the Notes totaling $641 thousand, of which $395 thousand was paid to directors and/or their related interests.

For the year ended December 31, 2017, FNCB made the quarterly interest payments due on the Note totaling $453 thousand, of which $246 thousand was paid to directors and/or their related parties. Interest expense recorded on the Notes to directors and/or their related parties amounted to $235 thousand and $386 thousand for the years ended December 31, 2017 and 2016, respectively. Interest accrued and unpaid on the Notes to directors and/or their related parties totaled $12 thousand and $24 thousand at December 31, 2017 and 2016, respectively. On September 1, 2017, FNCB accelerated a $5.0 million principal repayment on the Notes, which was due and payable on September 1, 2018, of which $3.1 million was paid to directors and/or their related interests. Similarly, FNCB made an accelerated $4.0 million principal repayment on the Notes on December 1, 2016, of which $2.4 million was paid to FNCB’s directors and/or their related parties. This repayment was originally scheduled for payment on September 1, 2017. Notes held by directors and/or their related parties were $3.1 million at December 31, 2017 and $6.2 million at December 31, 2016.

Certain Business Relationships

In the course of its operations, FNCB acquires goods and services from and transacts business with various companies of related parties. FNCB believes these transactions were made on the same terms as those for comparable transactions with unaffiliated parties. FNCB recorded aggregate payments for these services of $2.6 million, $2.6 million, and $2.1 million in 2017, 2016, and 2015, respectively. None of these transactions exceeded $120,000, except as described below.

Louis A. DeNaples’ son-in-law and brother-in-law to Louis A. DeNaples, Jr. is a principal owner of an insurance agency that provides services for FNCB. In 2017, the total amount paid by FNCB for the services was approximately $512,500 and represents premiums paid for insurance coverage. Mr. DeNaples’ son-in-law acts as an agent and derives a commission on the placement of insurance coverage. These services were awarded based on the results of a competitive bidding process.

Coccia Ford, Inc., an automobile dealership wholly owned by Joseph Coccia, received approximately $181,000 in dealer reserve payments from the Bank. In addition, the Bank paid approximately $83,000 for vehicle restoration services on repossessed automobiles to a corporation that is 18% owned by Mr. Coccia.

PROPOSAL 4 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As discussed in the Audit Committee Report in this proxy statement, Baker Tilly Virchow Krause, LLP (“Baker Tilly”), an independent registered public accounting firm, audited the consolidated financial statements of FNCB for the year ended December 31, 2017.

A representative of Baker Tilly is expected to be present at the annual meeting and will have the opportunity to make a statement if he or she desires to do so, and will also be available to respond to appropriate questions.

Required Vote

The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast in person or by proxy at the annual meeting.

Board Recommendation

FNCB’s Board of Directors recommends that shareholders vote FOR this proposal to ratify the appointment of Baker Tilly Virchow Krause, LLP as FNCB’s independent registered public accounting firm for the year ending December 31, 2018. Proxies solicited by the Board will be voted in favor of PROPOSAL 4 unless the shareholder specifies otherwise.

INDPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The following table sets forth the aggregate fees billed to FNCB by Baker Tilly for services rendered for the fiscal years ended December 31, 2017 and 2016.

	2017	2016
Audit fees (1)	$223,500	$212,000
Audit-related fees	-	-
Tax fees (2)	24,142	21,646
All other fees	-	-

_____________________________

(1)

Audit fees include fees billed for professional services rendered for the audit of annual financial statements and review of financial statements included in FNCB’s reports on Form 10-K and Form 10-Q and for services normally provided in connection with statutory and regulatory filings.

(2)	Tax fees include fees billed for tax advisory services.

The Audit Committee has considered whether, and determined that, the provision of services rendered above was compatible with maintaining the independence of Baker Tilly in 2017 and 2016 as the independent registered public accounting firm. The Audit Committee concluded that the independence of the firm was maintained.

Pursuant to the Audit Committee Charter, FNCB is required to obtain pre-approval by the Audit Committee for all audit and permissible non-audit services obtained from its independent registered public accounting firm to the extent required by applicable law. In accordance with this pre-approval policy, the Audit Committee pre-approved all audit and tax services for fiscal years 2017 and 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires FNCB’s officers and directors, and persons who own more than ten percent of a registered class of FNCB’s equity securities (“10% Shareholders”) to file reports of ownership and changes in ownership with the SEC. Officers, directors and 10% Shareholders are required to furnish FNCB with copies of all Section 16(a) forms they file.

FNCB reviewed the copies of such reports received and the written representations from the officers, directors and 10% shareholders. Based on this review, FNCB believes that all such filing requirements were met during 2017.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented for consideration at the meeting other than as stated in the Notice of Meeting. However, if other matters properly come before the meeting, the shares of common stock represented by the signed proxies will be voted in accordance with the recommendations of the Board of Directors, and authority to do so is included in the proxy.

ADDITIONAL INFORMATION

A copy of FNCB’s annual report to shareholders for its fiscal year ended December 31, 2017, was mailed on April 17, 2018. Any shareholder may obtain additional copies of FNCB’s Annual Report on Form 10-K for the year ended December 31, 2017, including the financial statements and related schedules and exhibits, required to be filed with the SEC, without charge, from FNCB’s website at www.fncb.com or via email to stephanie.westington@fncb.com. This information may also be obtained by submitting a written request to Joseph Coccia, Secretary, at FNCB’s principal executive offices located at 102 East Drinker Street, Dunmore, Pennsylvania 18512.

In accordance with SEC Rule 14a-3(3)(1), in the future, FNCB intends to deliver only one annual report and proxy statement to multiple shareholders sharing an address unless FNCB receives contrary instructions from one or more of the shareholders. This method of delivery is known as “householding.” Upon written or oral request, FNCB will promptly deliver a separate copy of the annual report or proxy statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. Further, shareholders can notify FNCB by writing or calling Joseph Coccia, Secretary of FNCB Bancorp, Inc., at 102 E. Drinker Street, Dunmore, PA 18512 or (570) 346-7667 and inform FNCB that the shareholder wishes to receive a separate copy of an annual report or proxy statement in the future. In addition, if you are receiving multiple copies of FNCB’s annual report or proxy statement, you may request that we deliver only a single copy of annual reports or proxy statements by notifying us at the above address or telephone number.

By Order of the Board of Directors,

/s/Dominick L. DeNaples

Dominick L. DeNaples,

Chairman of the Board

April 17, 2018

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E42567-P03949

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FNCB BANCORP, INC.

The Board of Directors recommends you vote FOR the following proposal:

	For All	Withhold All	For All Except
1. To elect four (4) directors to the Board of Directors for terms expiring in 2021 and until their successors are elected;	☐	☐	☐

Nominees for Class B Director Whose Term Will Expire in 2021

01) William G. Bracey
02) Vithalbhai D. Dhaduk, M.D.
03) Louis A. DeNaples, Jr., M.D.
04) Thomas J. Melone, CPA

Instructions: To withhold authority to vote for any individual nominee(s), mark **"For All Except"** and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To hold an advisory vote on the compensation of FNCB's named executive officers, referred to as "Say-on-Pay";	☐	☐	☐

The Board of Directors recommends you vote 1 year on the following proposal:

	1 Year	2 Years	3 Years	Abstain
3. To hold an advisory vote on the frequency of solicitation of advisory shareholder approval on executive compensation, referred to as "Say-on-Frequency";	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

5. In their discretion, the proxyholders are authorized to vote upon such other business properly presented at the annual meeting and any adjournment or postponement of the meeting thereof.

	Yes
Please "X" here if you plan to attend the Annual Meeting	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E42568-P03949

FNCB BANCORP, INC.
Annual Meeting of Shareholders
May 16, 2018 9:00 AM EDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) James M. Bone, Jr., Mary G. Cummings, and Stephanie A. Westington, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of FNCB BANCORP, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM EDT on May 16, 2018, at the FNCB Bank's Exeter Branch Office, 1625 Wyoming Avenue, Exeter, PA 18643, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side